EXHIBIT 4.132

DATED 20 December 2006

(1) TOM ONLINE INC.

(2) EBAY INTERNATIONAL AG

(3) EBAY PRC HOLDINGS (BVI) INC.

(4) EBAY INC.

JOINT VENTURE DEED

THIS DEED is made on the 20thday of December 2006

BETWEEN:

(1)	TOM ONLINE INC., a company incorporated in the Cayman Islands whose registered office is at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies (“Tom Online”);

(2)	EBAY INTERNATIONAL AG, a company incorporated in Switzerland whose registered office is at Helvetiastrasse 15/17, CH-3005 Bern, Switzerland (“eBay”);

(3)	EBAY PRC HOLDINGS (BVI) INC., a company incorporated in the British Virgin Islands whose registered office is at Kingston Chambers, Sea Meadow House, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”); and

(4)	EBAY INC., a company incorporated in Delaware with its principal place of business is at 2145 Hamilton Avenue, San Jose, California, United States of America (“eBay Inc.”).

RECITALS:

(A)	The Company is a private limited company incorporated on 12 September 2006 in the British Virgin Islands and at the date hereof is authorised to issue 50,000 ordinary shares of US$1 par value each and immediately prior to closing issued one ordinary share to eBay. Further details of the Company at the time immediately prior to the execution of this Deed are set out in Schedule 1.

(B)	Each of Tom Online and eBay now wishes to invest in and operate the Company as a joint venture for the purposes and on the terms set out below. Immediately after Closing, 51% of the Shares will be owned by Tom Online and 49% will be owned by eBay.

(C)	Each of the Parties enters into this Deed in consideration of each of the other Parties entering into this Deed and accepting the terms, undertakings and covenants contained herein.

(D)	eBay Inc. enters into this Deed solely for the purpose of giving the undertakings in Clause 10.

TERMS AGREED:

1.	Definitions and Interpretation

1.1	In this Deed and the Recitals, where the context so admits, the following words and expressions shall have the following meanings:

“Additional Shareholder’s Loans” means the additional Shareholder’s Loans from the Shareholders to the Company pursuant to the terms and conditions of the relevant Additional Shareholder’s Loan Agreements;

“Additional Shareholder’s Loan Agreement” means the loan agreement to be entered into between the relevant Shareholder and the Company in respect of the relevant Additional Shareholder’s Loan, in the form attached hereto as Schedule 6;

“Affiliate” means in relation to any Shareholder, any subsidiary or holding company of such Shareholder, any subsidiary of such holding company or any company that directly or indirectly Controls, or is Controlled by or is under direct or indirect common Control with such Shareholder. For the avoidance of doubt, in relation to Tom Online, “Affiliate” shall not include any shareholders of TOM Group Limited;

“Ancillary Agreements” means the ancillary agreements list which is set forth in Schedule 7;

“Articles of Association” means the Memorandum and Articles of Association to be adopted by the Company on the Closing Date, as may be amended from time to time, and any reference to an “Article” shall be a reference to that article of the Articles of Association;

“Board” means the Company’s board of directors or the Directors present (personally or by their alternates) at any meeting of the Directors duly convened and held;

“Business” means the business of the Group, which is the owning and operating in the PRC of a mobile and internet-based marketplace where sellers list goods and services for sale, and such other business as the Shareholders may agree from time to time (in accordance with Clause 7.1.3) should be carried on by the Group;

“Business Day” means a day on which banks are generally open for business in the PRC and the U.S. and which is not a Saturday, a Sunday or a public holiday in the PRC or the U.S.;

“Business Plan” means the business plan, quarterly budget (initially from the estimated Closing Date through December 31, 2008) and operating plan of the Group as updated from time to time and approved by the Board in accordance with Clause 7.1.1. A copy of the Business Plan as of the date hereof developed by Tom Online is attached hereto as Exhibit IV;

“B.V.I.” means the British Virgin Islands;

“CEO” means the Chief Executive Officer of the Group;

“CFO” means the Chief Financial Officer of the Group;

“Call Option” has the meaning given in Clause 13.5;

“Call Option Strike Price” has the meaning given in Clause 13.2;

“Chairman” means the Chairman of the Group, which post shall be held in alternative years between a Tom Online Director and an eBay Director. The first Chairman shall be a Tom Online Director for a term of one year. The Chairman shall not have a casting vote;

“Closing” means completion of the matters referred to in Schedule 2;

“Closing Date” means the date of Closing, being the Business Day immediately after the fulfilment or waiver (as the case may be) of all of the conditions specified in Clause 2.1, currently anticipated to be January 2, 2007 (or such later date as Tom Online and eBay may agree in writing);

“company” means any company or body corporate wherever incorporated;

“Company Indemnified Party” has the meaning given in Clause 11.5;

“Competitive Business” means any business which, at the relevant date of Participation either (a) has a Gross Merchandise Volume (as measured in the immediately preceding financial quarter) in excess of 15% of the Gross Merchandise Volume of the Company (as measured in the immediately preceding financial quarter) at such time or (b) generates 35% or more of its Net Revenue, (as measured in the immediately preceding financial quarter) from operating a mobile or internet-based marketplace in the PRC for the sale of tangible and intangible goods and services, whereby sellers list such goods and services for sale and where the marketplace operator does not (i) take possession or title to the goods and services offered for sale or (ii) hold inventory;

“Confidential Information” means (a) the terms and conditions of this Deed and all of the Ancillary Agreements, including their existence and relevant negotiations; (b) any information concerning the organization, business, technology, finances, transactions or affairs of any Shareholder or of any Member of the Group or their respective shareholders, directors, officers or employees; (c) any information or materials provided by either of the Shareholders or their Affiliates or any of their respective directors, officers or employees that contains or otherwise reflects or is generated from the Confidential Information; and (d) the User Data;

A person or persons acting together (each a “controller”) shall be taken to have “Control” of another person (“the controlled person”) if one or more of the controllers, whether by law or in fact has, or is entitled to acquire, the right or the power to secure whether directly or indirectly, that the controlled person’s affairs are conducted in accordance with the wishes of the controller and in particular, but without prejudice to the generality of the foregoing, if one or more of the controllers holds:

(i)	more than 30% of the share capital of the controlled person or of the voting rights attaching to the controlled person’s shares;

(ii)	the power to control the composition of any board of directors or governing body of the controlled person; or

(iii)	the power to direct the management or financial operations of the controlled person in accordance with the wishes of the controller.

For the purposes of the foregoing and without limitation there shall be attributed to any controller:

(i)	any rights or powers which another person possesses on his behalf or is or may be required to exercise at his direction or his behalf; and

(ii)	all rights and powers of any company of which any controller alone or together with another or other controllers has control;

“COO” means the Chief Operating Officer of the Group;

“Core Passive Investments” means any investments in publicly listed companies which carries on a Competitive Business, provided that the aggregate interest of the relevant Party and its subsidiaries in each such listed company does not exceed 5% of the then issued share capital in that company;

“Cross Border Business Activities” means the transaction activities that occur on eBay’s online platforms outside the PRC, whose scope prior to and after the Migration Completion Date are outlined in Exhibit I;

“CTO” means the Chief Technology Officer of the Group;

“Deed of Adherence” means a deed in the form attached as Schedule 4 pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of this Deed as if it had been a signatory;

“Default Notice” has the meaning given in Clause 13.4;

“Defaulting Shareholder” has the meaning given in Clause 13.1;

“Director” means any director of the Company from time to time;

“Disclosed Documents” means the documents, records and accounts of each of EENIS, eBay BVI and eBay PRC listed in Exhibit X;

“Disclosure Letter” means the disclosure letter attached as Exhibit IX;

“Dispute” means a dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Deed, including disputes relating to the existence, validity, alleged breach or termination of this Deed;

“Domestic Business Shutdown Date” means the date on which the front end of the Eachnet Site is shut down;

“Eachnet” means eBay’s online platform and operations for the PRC, in operation as at the date hereof;

“Eachnet Domestic Business Activities” means the transactional activities that occur on Eachnet and exclude Cross Border Business Activities, whose scope prior to and after the Migration Completion Date are outlined in Exhibit I;

“Eachnet Domestic Business Operations” means the business and related assets in the PRC of EENIS used to conduct the Eachnet Domestic Business Activities;

“Eachnet Site” means the Eachnet site hosted by eBay at URL www.ebay.com.cn, as currently operated by eBay or its Affiliates;

“Eachnet Trademarks and Domain Names” has the meaning given in Clause 13.2;

“eBay BVI” means eBay (BVI) Holdings Inc., a company incorporated in the B.V.I.;

“eBay PRC” means eBay PRC Holdings (BVI) Inc., a company incorporated in the B.V.I.;

“EENIS” means eBay Eachnet Network Information Services (Shanghai) Co. Ltd., a wholly owned foreign enterprise incorporated in the PRC, details of which are set out in Schedule 1;

“EENIS HoldCos” means each of eBay BVI and eBay PRC, details of which are set out in Schedule 1;

“EENIS Warranties” has the meaning given in Clause 17.2;

“Event of Default” has the meaning given in Clause 13.1;

“eBay Director” means a Director nominated by eBay;

“eBay Information Security Exhibit” means the agreement set forth in Exhibit VII pursuant to which the Company agrees to adopt and/or maintain, for the term set out in Exhibit VII, certain security standards in connection with the transfer, storage and usage of User Data and agrees to the performance by eBay of a security scan and/or audit with respect to the Company’s testing and production environments, as necessary;

“eBay Licensed Technology” means certain technology of eBay that is mutually agreed by Tom Online and eBay to be appropriate to facilitate the Company’s development and operation of the Platform and the Business, which will be licensed by eBay to the Company pursuant to the eBay Technology Licence Agreement;

“eBay Technology Licence Agreement” means the licence agreement to be entered into between eBay and the Company on the Closing Date in respect of the use of the eBay Licensed Technology by the Company, a copy of which is attached as Schedule 11;

“eBay Trademark and Domain Name Assignment Agreement” means the agreement to be entered into between eBay and the Company on the Closing Date in respect of the assignment of the Eachnet trademarks and URLs to the Company, a copy of which is attached hereto as Schedule 9;

“eBay Trademark and Domain Name Licence Agreement” means the licence agreement to be entered into between eBay and the Company on the Closing Date in respect of the use of certain eBay trademarks and domain names by the Company, a copy of which is attached hereto as Schedule 10;

“eBay XBT Site” means a new and separate PRC site maintained by eBay which will host the Cross Border Business Activities, whose scope and characteristics are outlined in Exhibit II attached hereto;

“Excluded Business” means any of the following businesses;

(A)	online and mobile classifieds;

(B)	online and mobile payments;

(C)	online and mobile communications services;

(D)	cross border business activities;

(E)	online and mobile literature;

(F)	online and mobile location-based services;

(G)	online and mobile games;

(H)	wireless value added services;

(I)	online and mobile advertising;

(J)	online and mobile search; or

(K)	digital online and mobile marketplace businesses for the sale of intangible goods or services (such as ebooks, emagazines, emovies, audio visual or music).

“Extended Term” has the meaning given in Clause 13.2;

“Extension Date” means February 15, 2007, or such other date as eBay and Tom Online may agree in writing;

“Fair Market Value” has the meaning given in Clause 13.13;

“Further Adjourned Meeting” has the meaning given in Clause 6.14;

“Group” means the Company and the subsidiaries of the Company from time to time and the expression “Member of the Group” shall be construed accordingly;

“Gross Merchandise Volume” or “GMV” means the total value of all successfully closed listings between buyers and sellers on an entity’s online trading platforms;

“holding company” has the meaning attributed to it in Sections 736 and 736A of the UK Companies Act 1985;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“ICP Licence” means an internet content provider licence;

“Independent Valuer” has the meaning given in Clause 13.13.1.

“Initial Funding” means the initial funding for the Company of US$40 million in cash. For the avoidance of doubt, the EENIS balance sheet shall be delivered on a net working capital basis as calculated in accordance with Exhibit XII (EENIS Balance Sheet), with such amounts to be updated at the time of Closing. Further, for the avoidance of doubt, certain assets and liabilities, including but not limited to the “Long-term Payables” of EENIS will be settled prior to Closing by eBay. Any net working capital on the EENIS balance sheet as of the Closing Date shall count towards the US$40 million in cash to be contributed by eBay pursuant to Clause 3.1. However, to the extent that net working capital, as defined by the formula A—B = C in Exhibit XII (EENIS Balance Sheet), yields a difference where C is positive, the amount of the initial funding will be US$40 million less the cash and cash equivalents, as defined by US GAAP, on the EENIS balance sheet.

“Intellectual Property” includes patents, knowhow, trade secrets and other confidential information, registered designs, copyrights, Internet domain names of any level, design rights, rights in circuit layouts, moral rights, trade marks, service marks, trade dress, business names, registrations of, applications to register and rights to apply for registration of any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off;

“Joint Venture Co-Brand” means “TOMEACHNET” and “Tom ;

“Joint Venture Operational URL” means eachnet.tom.com;

“Joint Venture Trademark” means TOMCAST;

“Joint Venture URL” means “tomcast.com.cn “;

“Known Claims” means the pending litigation in the PRC as disclosed in the Disclosure Letter;

“LCIA” means the London Court of International Arbitration;

“LCIA Rules” means the Rules of the LCIA;

“Legal Representative” means the legal representative of the relevant Member of the Group established in the PRC;

“Longstop Date” means January 31, 2007, or such other date as eBay and Tom Online may agree in writing;

“Macau” means the Macau Special Administrative Region of the People’s Republic of China;

“Management Accounts” means a consolidated balance sheet of the Company and a consolidated statement of income and cash flows of the Company, each prepared in accordance with US GAAP;

“Material Breach” has the meaning given in Clause 13.2;

“Migration Completion Date” means the date on which (a) certain data elements of the User Data have been fully transferred and imported into the Platform’s database in accordance with the Migration Plan and (b) the URL www.ebay.com.cn resolves to a landing page where users are given the choice to link to (i) the Platform; (ii) the eBay XBT Site; or (iii) eBay’s customer service information pages for purposes of trailing activities where such resolution occurs within five (5) days of Tom Online’s advance written confirmation that the Platform is ready to accept traffic generated from the links on the landing page, and (c) the Platform is able to accept user log-on transaction activities as specified in the Platform Launch Criteria; all in accordance with the Migration Plan;

“Migration Plan” means the migration plan for the Company developed by eBay and Tom Online, a copy of which is attached hereto as Exhibit VI;

“Negative Brand Impact” has the meaning given in Clause 11.3;

“Negative Brand Impact Put Option Strike Price” has the meaning given in Clause 13.2;

“Net Cash” means all items classified as cash in accordance with US GAAP, including, but not limited to cash and cash equivalents, short term bank deposits, debt securities pledged for bank loans and restricted cash less all items classified as debt in accordance with US GAAP, including, but not limited to loans from banks, lines of credit, shareholder and other related party loans, consideration payables and liabilities related to restricted cash;

“Net Revenue” means the consolidated revenue of a company calculated in accordance with US GAAP and all applicable laws, taking into account all pricing discounts and allowances, returns and refunds, promotions with contra-revenue components (coupons), fraud losses, revenue-based fees and taxes and similar items that would be accounted for as contra revenue;

“Non-Core Investments” means any investments in publicly listed or private companies which do not carry on a Competitive Business;

“Non-Defaulting Shareholder” has the meaning given in Clause 13.3;

“Operating Affiliates” means the entities in which eBay Inc. has a direct or indirect ownership interest of more than 50% (further provided that eBay Inc. also has operational and financial control over such entities) plus those entities that satisfy this definition in the future;

“Operating Losses” means losses from continuing operations, as defined in accordance with US GAAP as reflected in the Management Accounts;

“Option Shares” has the meaning given in Clause 13.5 or 13.6.2 (as applicable);

“Participate”, “Participating” or “Participation” each has the meaning given in Clause 10.1.1;

“Parties” means the parties to this Deed and “Party” means any one of them including any other person who becomes a Shareholder and who agrees to be bound by the provisions of this Deed by executing a Deed of Adherence;

“Platform” means the new online platform to be operated by the Group, including the hardware and software systems, and the server hosting environment required to provide the primary site and back-end functions as set forth in the Platform and Technology Plan;

“Platform and Technology Plan” means a plan which includes, without limitation, definitions of the primary site functions, primary back-end functions, technology directions, milestone dates and other key details of the new Platform. The plan shall initially be prepared by Tom Online, in consultation with eBay. However, the Parties agree and acknowledge that the plan will be modified and enhanced by the Company through consultation between eBay and Tom Online from the date hereof and until the Platform Launch Date. A copy of the Platform and Technology Plan, as of the date hereof, is attached hereto as Exhibit V, which exhibit will be updated from time to time until the Platform Launch Date;

“Platform Launch Criteria” means the criteria set out in Schedule 19;

“Platform Launch Date” means the date on which the new Platform is launched whereby a site which meets the Platform Launch Criteria is in place, regardless of whether transactional activity has yet commenced;

“PRC” means the People’s Republic of China (but excluding, for the purposes of this Deed, Hong Kong, Macau and Taiwan);

“Professional Services” means the migration and consulting services to be provided by eBay to the Company pursuant to the Professional Services Agreement;

“Professional Services Agreement” means the services agreement to be entered into between eBay and the Company on the Closing Date in respect of the Professional Services to be provided by eBay to the Company, a copy of which is attached hereto as Schedule 8;

“Proximate Asian Markets” has the meaning given in Clause 4.4;

“Put Option” has the meaning given in Clause 13.6.2;

“Put Option Strike Price” has the meaning given in Clause 13.2;

“Relevant Party” has the meaning given in Clause 10.2;

“Relevant Period” means the period commencing on the Closing Date and terminating on the earlier of:

(i)	the fifth anniversary date of the Closing Date; or

(ii)	if this Deed is terminated under Clause 13.8:

(A)	with respect to the Non-Defaulting Shareholder, the date of the Default Notice; and

(B)	with respect to the Defaulting Shareholder, where such termination occurs before the fifth anniversary date of the Closing Date, the earlier of the date falling six (6) months after the date of completion of the sale and purchase of the Option Shares pursuant to the Call Option or the fifth anniversary date of the Closing Date ; or

(iii)	if this Deed is terminated under Clauses 13.9 and 13.10:

(A)	with respect to the Defaulting Shareholder, the date of the Default Notice; and

(B)	with respect to the Non-Defaulting Shareholder, where such termination occurs before the fifth anniversary date of the Closing Date, the earlier of the date falling six (6) months after the date of the Default Notice or the fifth anniversary date of the Closing Date; or

(iv)	if this Deed is terminated under Clause 13.11:

(A)	with respect to the Non-Defaulting Shareholder, where such termination occurs before the fifth anniversary date of the Closing Date, the earlier of the date falling six (6) months after the date of the Default Notice or the fifth anniversary date of the Closing Date; and

(B)	with respect to the Defaulting Shareholder, where such termination occurs before the fifth anniversary date of the Closing Date, the earlier of the date falling six (6) months after the date of completion of the winding-up or the fifth anniversary date of the Closing Date; or

(v)	if this Deed is terminated under Clause 14.1.1, the earlier of the date falling sixth (6) months after the date of the commencement of the winding-up or the fifth anniversary date of the Closing Date.

“RMB” means Renminbi, the lawful currency of the PRC;

“Share” means any share which has voting rights (of whatever class or denomination) in the share capital from time to time of the Company;

“Shareholder” means any registered holder of one or more Shares from time to time;

“Shareholder Indemnified Party” has the meaning given in Clause 11.4;

“Shareholder’s Loan” means a loan made by a Shareholder to the Company;

“Shareholder’s Valuer” has the meaning given in Clause 13.13.1;

“Site Operations Services” means certain services which eBay will provide to the Company to maintain the Eachnet Site as detailed in the Site Operations Services Agreement;

“Site Operations Services Agreement” means the agreement to be entered into between eBay and the Company on the Closing Date in respect of the maintenance of the Eachnet Site and the provisions of the Site Operations Services by eBay. A copy is attached hereto as Schedule 15;

“subsidiary” has the meaning attributed to it in Sections 736 and 736A of the UK Companies Act 1985;

“Target Closing Date” means January 2, 2007, or such other date as eBay and Tom Online may agree in writing;

“Team” means a qualified team of employees who will develop and operate the Platform and Business for the Company;

“Third Party Interest” means and includes any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatsoever nature over or in the relevant property;

“Tom Online Director” means a Director nominated by Tom Online;

“Tom Online Initial Shareholder’s Loan” means an initial Shareholder’s Loan consisting of a single cash payment or by way of instalments in the amount of US$20 million from Tom Online to the Company pursuant to the terms and conditions of the Tom Online Initial Shareholder’s Loan Agreement;

“Tom Online Initial Shareholder’s Loan Agreement” means the loan agreement to be entered into between Tom Online and the Company on the Closing Date in respect of the Tom Online Initial Shareholder’s Loan, a copy of which is attached hereto as Schedule 12;

“Tom Online Licensed Technology” means certain technology used and/or owned by Tom Online which relates to its mobile online and/or other platforms that is mutually agreed by Tom Online and eBay to be appropriate to facilitate the Company’s development and operation of the Platform and the Business, which will be licensed by Tom Online to the Company pursuant to the Tom Online Technology Licence Agreement;

“Tom Online Technology Licence Agreement” means the licence agreement to be entered into between Tom Online and the Company on the Closing Date in respect of the use of the Tom Online Licensed Technology by the Company, a copy of which is attached hereto as Schedule 14;

“Tom Online Trademark and Domain Name Assignment Agreement” means the agreement to be entered into between Tom Online and the Company on the Closing Date in respect of the assignment of certain Tom Online trademarks and URLs to the Company, a copy of which is attached hereto as Schedule 21;

“Tom Online Trademark Licence Agreement” means the trademark licence agreement to be entered into between Tom Online and the Company on the Closing Date in respect of the use of certain Tom Online trademarks and domain names by the Company, a copy of which is attached hereto as Schedule 13;

“Tom Online Warranties” has the meaning given in Clause 17.4;

“Transfer Date” has the meaning given in Clause 13.12.1;

“Transition Services Agreement” means an agreement pursuant to which eBay provides certain services to the Company, in the form set out in Schedule 20;

“Type 1 Material Breach” has the meaning given in Clause 13.2;

“Type 2 Material Breach” has the meaning given in Clause 13.2;

“U.S.” means United States of America;

“US$” or “U.S. Dollars” means U.S. dollars, the lawful currency of the U.S.;

“US GAAP” means generally accepted accounting principles in the U.S.;

“User Data” means one copy of a database containing certain data elements as identified in the Migration Plan, for all users of the Eachnet Site that have a site ID indicated as China, excluding those users who have “opted out” from the transfer of their data in accordance with the Migration Plan.

“Winding-Up Option” has the meaning given in Clause 13.6.3; and

“XBT Home Page” means the first page of the eBay XBT Site.

1.2	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3	References to any document (including this Deed) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.4	References in this Deed to Recitals, Clauses, paragraphs, Exhibits and Schedules are to clauses (and sub-clauses) and paragraphs in and recitals, exhibits and schedules to this Deed (unless the context otherwise requires). The Recitals, Schedules and Exhibits shall be deemed to form part of this Deed.

1.5	Headings are inserted for convenience only and shall not affect the construction of this Deed.

1.6	References to the Shareholders include their respective successors and permitted assigns.

1.7	References to persons shall include any individual, any form of company, unincorporated association, firm, partnership, joint venture, consortium, association, organisation or trust (in each case whether or not having a separate legal personality).

1.8	References to writing shall include any methods of reproducing words in a legible and non transitory form.

1.9	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Shareholders and a copy of which has been signed for the purposes of identification by or on behalf of the Shareholders.

1.11	Except where provision is specifically made to the contrary, all representations, warranties, indemnities, covenants, undertakings, agreements and obligations given or entered into by eBay and eBay Inc., are given or entered into severally and not jointly or jointly and severally.

2.	Conditions

2.1	This Deed (other than Clauses 1, 2.2, 2.3, 2.4, 18, 19.2 and 19.3, 20, 21 and 23 to 34) is conditional upon:

2.1.1	the obtaining of all necessary PRC governmental investment approvals for the transfer by eBay of EENIS to a Member of the Group; and

2.1.2	the execution and delivery of the Ancillary Agreements by all of the parties thereto.

2.2	Tom Online and eBay shall use all reasonable endeavours, and proceed diligently and in good faith, to ensure that the conditions set out in Clause 2.1 shall be fulfilled by the Target Closing Date.

2.3	If the condition set out in Clause 2.1.1 shall not have been fulfilled by the Longstop Date, then Tom Online shall have the right, upon notice in writing to eBay, and if the condition in Clause 2.1.2 shall not have been fulfilled by the Longstop Date, then either Party shall have the right, upon notice in writing to the other Party, to extend the last date for the fulfilment of the relevant condition until the Extension Date and this Deed shall remain in full force and effect in all respects. Unless in such circumstances such extension notice is given by the relevant Party, or if such extension notice is given by the relevant Party and the relevant condition shall not have been fulfilled by the Extension Date, this Deed (other than Clauses 1, 18, 19.2 and 19.3, 20, 21 and 23 to 34) shall terminate with effect from the Long Stop Date or the Extension Date (as applicable), but without prejudice to any rights and liabilities of the Parties which have accrued before termination.

2.4	The Company shall, and eBay and Tom Online shall cause the Company to use its reasonable commercial endeavours to ensure that (i) the Platform Launch Date shall occur no later than June 1, 2007, and (ii) the Migration Completion Date shall occur no later than thirty (30) calendar days after the Platform Launch Date except that where a relevant Party has exercised its right to extend the Longstop Date under Clause 2.3, in which case the Platform Launch Date and the Migration Completion Date shall be extended by the number of calendar days the relevant Party has extended the Longstop Date, and (iii) the Domestic Business Shutdown Date shall occur 90 days after the Migration Completion Date, except that where a relevant Party has exercised its right to extend the Longstop Date under Clause 2.3, in which case the Domestic Business Shutdown Date shall be extended by the number of calendar days the relevant Party has extended beyond the Longstop Date.

3.	Subscription, Funding and Closing

3.1	At Closing, subject to the terms and conditions of this Deed, eBay will provide the Initial Funding in the form of capital, which will be treated as surplus in the Company’s capital account.

3.2	At Closing, Tom Online will enter into the Tom Online Initial Shareholder’s Loan Agreement. For the avoidance of doubt, in the event that the Company is wound-up or is insolvent, neither Tom Online nor eBay will be required to provide any additional funding to the Company for the repayment of the Tom Online Initial Shareholder’s Loan.

3.3	If the Initial Funding and the Tom Online Initial Shareholder’s Loan have been fully utilized and each of Tom Online and eBay determines that the Company requires funding in addition to the Initial Funding and the Tom Online Initial Shareholder’s Loan, then Tom Online and eBay shall mutually determine the amount of such additional funding required at any such time and shall provide such amount in the form of Additional Shareholders’ Loans, the aggregate amount of which shall not exceed US$10 million. The amount of the Additional Shareholders’ Loans shall be funded in equal proportions. For the avoidance of doubt, in the event that the Company is wound-up or is insolvent, neither Party will be required to provide any additional funding to the Company for the repayment of the Additional Shareholders’ Loans.

3.4	Neither Tom Online nor eBay shall have any obligation to contribute any additional funds to the Company, other than pursuant to Clauses 3.1 to 3.3 above.

3.5	On the Closing Date, subject to the satisfaction of the provisions of Clause 2, the Parties will implement the provisions of Schedule 2.

3.6	If, in any respect, any of the provisions of Schedule 2 are not satisfied on the Closing Date by any of the Parties, the other Party (other than the Company) may at its option defer Closing until five Business Days immediately thereafter, upon notice in writing to the other Parties (and so that the provisions of this Clause shall apply to Closing as so deferred). Unless in such circumstances the other Party (other than the Company) so defers Closing, this Deed shall terminate on the Closing Date, but without prejudice to any rights and liabilities of the Parties which have accrued before termination.

4.	Shareholders’ Contributions/Activities

4.1	Subject to the terms and conditions of this Deed, eBay will:

4.1.1	transfer or procure the transfer of all of the equity interests in EENIS to a Member of the Group;

4.1.2	(a) execute or procure eBay Inc. to execute the eBay Trademark and Domain Name Assignment Agreement;

(b)	execute or procure eBay Inc. to execute the eBay Trademark and Domain Name License Agreement;

(c)	conduct a phased functional redirect of the URL “www.ebay.com.cn” in accordance with the Migration Plan, such that the URL “www.ebay.com.cn” will (i) for the first ninety (90) days from the Migration Completion Date, resolve to a landing page where users are given the choice to link to (a) the Platform; (b) eBay XBT Site; or (c) eBay customer service information pages for purposes of trailing activities where such resolutions occurs within five (5) days of Tom Online’s advance written confirmation that the Platform is ready to accept traffic generated from the links on the landing page; and thereafter the URL “www.ebay.com.cn” will be permanently redirected to the Joint Venture Operational URL;

4.1.3	execute the eBay Technology Licence Agreement; and

4.1.4	to allow the Company to manage the existing Eachnet Domestic Business Activities:

(i)	between the Closing Date and the Domestic Business Shutdown Date, eBay will provide the Company or its designees with access to the ICP Licence associated with Eachnet Domestic Business Activities. The Company will be required to obtain its own ICP licence and any other licences that are or may be required to operate the Platform and the Business, or alternatively leverage such licences through Tom Online, for the operation of the Business and the Platform on or after the Domestic Business Shutdown Date. Exhibit III sets forth Tom Online and eBay’ agreed approach for the obtaining of an ICP Licence for the Company; and

(ii)	on or before the Closing Date, execute the Transition Services Agreement.

4.2	Subject to the terms and conditions of this Deed, Tom Online will:

4.2.1	prior to, on and after the Closing, utilise its experience and expertise in the internet and mobile industries in the PRC to provide leadership and primary assistance to the Company in the development of the Platform and the Business. Tom Online will provide leadership and management services related to (but not limited to) business strategy, regulatory compliance, sales and marketing, recruitment and training, and business operations for the operation of the Platform and the Business as part of its contribution to the Company. Tom Online will also provide administrative services, such as legal, finance, human resources/administration and public relations/investor relations for the operation of the Platform and the Business as part of its contribution to the Company. The Company shall be responsible for and shall directly contract with a third party vendor for expenses related to these services except where it would be more cost efficient to contract through Tom Online for the provision of such third party vendor services, as substantiated through comparison to independent third party quotes.

4.2.2	prior to, on and after the Closing, utilise its experience and expertise in the internet and mobile industries in the PRC for the recruitment and training of the Team for the Company who will develop and operate the Platform and the Business for the Company; provided that the appointment of the Legal Representative, CEO, CFO, COO, CTO and heads of key departments of each Member of the Group shall be subject to eBay’ pre-approval. The Team will be comprised of new hires and certain current Tom Online staff who will be either seconded or transferred to the Company or any Member of the Group as Tom Online deems necessary. The Company or the relevant Member of the Group will be responsible for the salaries of all new employees (regardless whether part-time or full-time employees) as well as seconded employees (to be provided on a fully burdened cost basis without mark-up) as of the date that such seconded employees are seconded on a full time basis to the Company or any Member of the Group. The training and recruitment of such Team is provided at Tom Online’s sole expense and shall constitute part of Tom Online’s contribution to the Company.

4.2.3	(a)	execute or procure Tom.Com Enterprises Limited to execute the Tom Online Trademark and Domain Name Assignment Agreement; and

	(b)	execute or procure Tom.Com Enterprises Limited to execute the Tom Online Trademark License Agreement; and

4.2.4	ensure that the Company (at its own cost), directly or through the PRC companies that it establishes or that are designated by Tom Online, obtains or has access to the necessary business licences and other governmental approvals, ICP Licences, value added telecommunications services licences, and other approvals, registrations and licences as may be necessary for the Company to engage in the Business and operate the Platform in the PRC. In the event the Company needs to use the business licences and government approval of Tom Online or its designated companies, the Company will enter into the necessary agreements with Tom Online or its designated persons or entities on terms to be agreed, at no cost or expense to the Company.

4.3	The Company shall adopt and use the Joint Venture Co-Brand in respect of the Business and the Platform, and shall either in the name of a Member of the Group or in the name of the Company, make one English and one Chinese trademark registration in the Territory for the Joint Venture Co-Brand in one or more classes related to the Business. The Company shall be solely responsible for any costs and expenses associated with the filing, registration, maintenance and any renewal of the Joint Venture Co-Brand. The Company shall only use the Joint Venture Co-Brand and Joint Venture Co-Brand URL in the Territory solely in connection with the Business in support of the Platform. The Joint Venture Trademark and the Joint Venture URL shall be adopted and used solely in support of the ICP License used by the Business.

4.4	eBay will maintain defensive registrations (or make appropriate applications for such registrations), in at least a single class, in relation to trademarks and country-level domain names (as available, and to the extent such registration is allowed) identical to EACHNET and in Hong Kong, Macau, Singapore, Malaysia and Taiwan (“Proximate Asian Markets”). eBay also agrees that, effective as of 90 days from the Migration Completion Date, eBay will not make any use of the EACHNET and and eBay-Eachnet and eBay- trademarks and domain names in the PRC and the Proximate Asian Markets, except in its sole discretion, to the minimum extent required to maintain the validity of its registrations. Similarly, Company may make appropriate defensive registrations of the Joint Venture Co-Brand, and URLs comprising the Joint Venture Co-Brand in the Proximate Asian Markets, but not otherwise use the Joint Venture Co-Brand or corresponding URLs in those Proximate Asian Markets. The Company shall use reasonable efforts to change the enterprise names of any relevant Members of the Group containing the name eBay and/or in a prompt manner after Closing, and eBay acknowledges and agrees that the Company may continue to use the name eBay and/or as part of the enterprise names of the relevant Members of the Group until the change of enterprise name is completed.

4.5	Subject to the terms and conditions of this Deed and commencing after the date hereof and continuing until the Migration Completion Date, eBay will use its experience and expertise in the online marketplace business in the PRC to provide consultancy services to assist the Company with the development of the Platform. Such services shall be provided in accordance with the Professional Services Agreement.

4.6	Subject to the terms and conditions of this Deed and commencing on the Closing Date and continuing until no later than the Domestic Business Shutdown Date, eBay will provide the Site Operations Services.

4.7	If the Migration Completion Date has not occurred by the end of the sixth month following the Closing Date or such extension of that date agreed between eBay and Tom Online in accordance with Clause 2.4, the Company will pay eBay the Additional Fees (as defined in the Site Operational Services Agreement) from the day immediately following such date up to the Migration Completion Date (inclusive), save and except that such amount is not payable by the Company where (i) the Platform Launch Criteria has been met by the end of the fifth month following the Closing Date, or such extension of that date agreed between eBay and Tom Online in accordance with Clause 2.4, (ii) the Platform passes the initial security audit referred to in the Migration Plan and as described in the Information Security Exhibit and (iii) by the date which is no later than thirty (30) days after the end of the fifth month following the Closing Date, the Company has imported the complete bulk extract data, assuming that eBay has provided that data to the Company in accordance with the Payment Milestone 2 (as defined in the Site Operations Services Agreement) specified in Schedule 2 of the Professional Services Agreement. eBay undertakes to shut down the front end of the Eachnet Site 90 days following the Migration Completion Date.

4.8	(a) Tom Online (with respect to its mobile and online users) will leverage its user base to facilitate effective user acquisition for the Platform. In addition to the services described under Clause 4.2, the following is a list of contributions that will be deemed part of Tom Online’s capital contributions and shall be provided for no additional consideration to the Company:

(i)	provide Tom Online’s email platform and services user/ seller accounts on the new Platform, as well as sending email messages to Tom Online users once the new Platform is available;

(ii)	provide links and integration between the new Platform and Tom Online’s community sites and users, including bulletin board service, blogs, message boards and other community sites to link to the new Platform;

(iii)	subject to the agreement of Skype, provide tools enabling users of the Tom Online – Skype client in the PRC to directly link to the new Platform;

(iv)	the integration of certain channels of Tom Online’s portal with various product categories of the Business;

(v)	the provision of a prominent link for e-commerce and auction at the top of Tom Online’s portal pages to the new Platform; and

(vi)	the provision of short messaging and other wireless value added services promoting the Business to Tom Online’s wireless internet user base amounting to at least 20,000,000 SMS messages in a manner deemed effective by the management of the Company.

(b)	Tom Online may, at its sole discretion, provide certain additional promotional services to the Company for no additional consideration.

4.9	Tom Online and eBay will collaborate to provide an orderly and appropriate approach for incentivising, retaining and terminating EENIS employees, and this approach will be consistent with eBay practices and, at a minimum, consistent with PRC labour laws.

4.10	Tom Online and eBay agree that eBay may retain one copy of the User Data (in the form in which it exists as at the Migration Completion Date). eBay undertakes that it will not use the User Data for the purposes of operating a mobile and internet-based domestic marketplace where sellers list goods and services for sale within the PRC. Tom Online undertakes that it will not use the User Data for the purposes of operating a mobile and internet-based export marketplace where sellers list goods and services for sale outside of the PRC.

5.	The Business

5.1	The Parties shall cause the Company to carry on the Business in accordance with the Business Plan.

5.2	The Company will, through local PRC entities, operate, create, expand and promote the Business exclusively within the PRC. The principal location of the Business will be in Beijing, PRC (save and except, for a period of approximately 12 months commencing from the Closing Date, the principal location of the Business will remain in Shanghai). The Company will design, develop, launch and operate the Platform to support the Business and pursue a satisfactory migration of users in accordance with the Migration Plan.

5.3	eBay undertakes that at a minimum, the eBay XBT Site will operate in a manner consistent with Exhibit II.

5.4	The Company undertakes that at a minimum, the Platform will operate in a manner consistent with Exhibit II.

6.	Directors and Shareholders

6.1	The maximum number of Directors shall be six, unless otherwise agreed in writing by the Shareholders. Tom Online shall be entitled to appoint and at any time remove or substitute three Directors and eBay shall be entitled to appoint and at any time remove or substitute three Directors. The Company’s secretary shall be nominated by Tom Online, but appointment shall be subject to approval by the Board.

6.2	A Shareholder may appoint or remove a Director appointed by that Shareholder by depositing written notice at the Company’s registered office and by sending a copy of the same to the other Shareholder. The Directors shall ensure that the Company’s register of directors is amended to record any appointment or removal of a director under this Deed.

6.3	In the event that any Shareholder disposes of all of its Shares, such Shareholder shall cause the removal from office of the Directors at the time holding office by reason of their nomination by such Shareholder. In the event that a Shareholder fails to remove such Director on disposal of its Shares then the other Shareholder(s) shall have the right to effect such removal.

6.4	Any Shareholder removing a Director in accordance with this Clause 6 and the relevant provisions of the Articles of Association shall be responsible for and shall hold harmless the other Shareholder and the Company from and against any claim for damages, loss of office, wrongful dismissal or otherwise arising out of such removal and any reasonable costs and expenses incurred in defending proceedings brought against the other Shareholder and the Company in relation to such claim including, but without prejudice to the generality of the foregoing, legal costs actually incurred.

6.5	The Board shall, unless otherwise agreed by a vote of the majority of the Directors, meet not less than once in every three (3) month period in accordance with and subject to the Articles of Association. Any Director may by written notice to the secretary of the Company call a Board meeting, in accordance with Clause 6.6. At each meeting of the Board and in respect of each resolution proposed to the Board each Director shall have one (1) vote. Subject to Clauses 6.9 and 7.1, all resolutions of the Board shall be passed by simple majority vote.

6.6	Unless waived by a majority of the Directors, the secretary of the Company shall provide to each Director not less than five (5) days’ notice (which notice shall include an agenda specifying the business to be transacted, and which period of notice shall be exclusive of the day on which the notice is served or deemed to be served and the day for which the meeting is called) of all meetings of the Board.

6.7

No meeting of the Board or of any committee thereof may proceed to business nor transact any business unless a quorum is present at the start of and throughout such meeting. A quorum of the Board shall be two (2) Tom Online Directors and two (2)

eBay Directors present or represented by an alternate. In the event that a quorum of the Directors is not so present at the start of and throughout a duly convened Board or committee meeting, that meeting shall be adjourned by the Chairman from the date of such meeting to the same time and place on the same day in the next week or as otherwise agreed by a simple majority of the Directors, and a quorum at such adjourned meeting shall consist of one (1) Tom Online Director and one (1) eBay Director, present or represented by an alternate. In the event that a quorum of the Directors is not present at the start of and throughout such further adjourned Board meeting, such meeting shall be further adjourned by the Chairman from the date of such meeting to the same time and place on the same day in the next week or as otherwise agreed by a simple majority of the Directors, and a quorum at any subsequent adjourned meeting shall consist of any Director, present or represented by an alternate.

6.8	Each Director may in accordance with and subject to the Articles of Association, appoint an alternate to represent him at meetings of the Board which he is unable to attend. Such alternate shall be entitled to attend and vote at meetings of the Board and to be counted in determining whether a quorum is present. Each alternate Director shall have one vote for every Director whom he represents in addition to any vote of his own.

6.9	Subject only to Clause 7.1, a written resolution of the Board shall be validly passed if the text of the resolution has been signed or approved by each Director in accordance with the Articles of Association. Such resolution shall be sent to each Director and shall require a response within a period specified in the notice of such resolution and no resolution shall take effect unless the written resolution is signed by all Directors within the period specified in the notice (unless a majority of the Board has waived this requirement in writing). The written resolution may be signed in counterparts and immediate evidence that the resolution has been executed may be provided by transmission of such written resolution by facsimile machine or as a copy attached and sent via email, with the original executed resolution being sent by postal mail to the secretary of the Company. Each counterpart shall together constitute one and the same instrument and shall take effect from the time the last executed counterpart is received by the secretary of the Company.

6.10	Subject to Clause 7.1.2, the selection, termination and the compensation of all executive officers of the Group shall be subject to the approval of the Board. The CEO shall have the responsibilities delegated to him by the Board.

6.11	Subject only to Clause 7, the business of the Company shall be managed by the Board which (subject to the laws of the B.V.I.) may delegate any of its powers, including the day-to-day running of the Business, to the CEO or to a committee or committees consisting of such members or member of its body as it thinks fit (and at all times to include at least one Director). The CEO or any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board. If the Board so authorises or requests, auditors, consultants, advisers and employees shall be permitted to attend and speak at meetings of the Board, but not to vote.

6.12	The remuneration (if any) of the Directors shall be determined by, and subject to the unanimous approval of, the Shareholders.

6.13	Directors may participate in a meeting of the Board by means of telephone conference, video conference, conference using voice over internet protocol technology, or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

6.14

Not less than seven (7) days’ notice, which period of notice shall be exclusive of the day on which the notice is served or deemed to be served and the day for which the meeting is called, of each Shareholders’ meeting specifying the business to be transacted thereat shall be given to each Shareholder, unless waived by a simple majority of the Directors. The quorum for Shareholders’ meetings shall be one duly authorised representative of Tom Online and one duly authorised representative of eBay, with each Share having one vote. A quorum must be present at the beginning of and throughout each meeting. In the event that a quorum of Shareholders is not present at the start of and throughout a duly convened Shareholders’ meeting, that meeting shall be adjourned to the same time and place on the same day in the next week or as otherwise agreed by a simple majority of the Directors and a quorum at such adjourned meeting shall consist of one duly authorised representative of each of Tom Online and eBay present at the adjourned meeting. In the event that a quorum of the adjourned Shareholders’ Meeting is not present at the start of and throughout such adjourned Shareholders’ meeting, such meeting shall be further adjourned by the Chairman from the date of such meeting to the same time and place on the same day in the next week (“Further Adjourned Meeting”), unless otherwise agreed to unanimously by the Shareholders, and a quorum at such further adjourned meeting shall consist of one authorised representative of any Shareholder, present or represented by an alternate. The Chairman shall preside as chairman at every Shareholders’ meeting save and except that in the case of the Further Adjourned Meeting whereby the authorised representative of any Shareholder present shall preside as chairman if the Chairman is not present. Questions arising at any Shareholders’ meeting shall be decided by at least fifty per cent (50%) of the votes of those present or participating via other permitted means and entitled to vote, except where a greater majority is required by the Articles of Association, this Deed or by any relevant law and in the case of an equality of votes, the Chairman shall not have a casting vote. Shareholders’ resolutions may be passed by circular resolutions signed by all of the Shareholders entitled to vote.

6.15	The provisions of Clauses 6.1 to 6.14 shall apply mutatis mutandis in respect of each other Member of the Group.

7.	Management of the Company

7.1	Following Closing, and save as otherwise expressly permitted in or required by this Deed, each Shareholder shall exercise all its rights as a Shareholder to cause, that the activities specified below in relation to each Member of the Group shall only be carried out with the prior written approval of both Tom Online and eBay:

7.1.1	material changes to the Business Plan or approval of the Business Plan;

7.1.2	appointment/hiring, replacement and firing of the Legal Representative, CEO, CFO, COO, CTO and any other heads of key departments of each Member of the Group;

7.1.3	material changes to the strategic direction of the Business or carrying on any business activities other than the Business;

7.1.4	create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Shares, or make or agree to make any change to the authorised or issued share capital from time to time of any Member of the Group or grant any option over or interest in, or issue any instrument carrying rights of conversion into, any other security or share of any Member of the Group or redeem or purchase any of its own shares or effect any other re-organisation of its share capital;

7.1.5	any call by the Company for additional capital contributions from the Shareholders;

7.1.6	declare or pay any dividend or other distribution in cash or in specie and whether out of revenue profits, capital profits or capital reserves;

7.1.7	incur any aggregate indebtedness, other than trade payables not exceeding One Million Renminbi (RMB 1,000,000) or its equivalent in any other currency, that is not already included in a budget contained in a Business Plan approved by the Board in accordance with Clause 7.1.1;

7.1.8	guarantee any indebtedness, except for trade accounts of the Group or any subsidiary arising in the ordinary course of business, or mortgage, pledge, charge or otherwise encumber the assets of any Member of the Group;

7.1.9	making of any investments other than those that have been previously agreed in a Business Plan approved by the Board in accordance with Clause 7.1.1;

7.1.10	disposition of assets with a value in excess of Five Hundred Thousand Renminbi (RMB 500,000) or its equivalent in any other currency, other than those already expressly and specifically included in a budget contained in a Business Plan approved by the Board in accordance with Clause 7.1.1;

7.1.11	acquiring assets or securities of another business/mergers/consolidations other than those that have been previously agreed in a Business Plan approved by the Board in accordance with Clause 7.1.1;

7.1.12	execution of one or more material contract(s) with the same counterparty with an individual value in excess of Four Million Renminbi (RMB 4,000,000) (or its equivalent in any other currency) or with the same counterparty with a value in the aggregate in any given year, for contracts dealing with the same subject matter, of Nine Million Renminbi (RMB 9 Million), other than those already expressly and specifically included in a budget contained in a Business Plan approved by the Board in accordance with Clause 7.1.1;

7.1.13	change of auditors;

7.1.14	initial public offering of the shares of any Member of the Group on an internationally recognised stock exchange;

7.1.15	incorporate or establish any subsidiary, joint venture, partnership (excluding co-operation and strategic alliance agreements but subject to Clause 7.1.12) or other entity or setting up or winding up branch offices;

7.1.16	amendment of Articles of Association and other charter documents;

7.1.17	liquidate, deregister, dissolve or wind-up the affairs of any Member of the Group or pass any resolution the result of which would be the winding up, liquidation, deregistration or receivership of any Member of the Group (whether voluntarily or compulsorily), or make any composition or arrangement with creditors, save as otherwise expressly permitted in this Deed;

7.1.18	enter into any transaction with any of the Shareholders or any of their Affiliates, other than those related party transactions agreed to and identified in this Deed or any of the Ancillary Agreements;

7.1.19	change in the size of the Board or the removal of any Director (other than the replacement of a eBay Director by eBay or the replacement of a Tom Online Director by Tom Online);

7.1.20	addition of new Shareholders to the Company;

7.1.21	enter into an agreement of merger, amalgamation, consolidation or a sale of all or a significant portion of the assets or business of any Member of the Group

7.1.22	vary any rights attaching to any shares of any Member of the Group; or

7.1.23	amendments to authorized signatories on banking resolutions or other banking signature cards.

7.2	The Parties shall ensure that each Member of the Group shall observe and perform the provisions and conditions contained in this Deed relating to the Company and the conduct of the Business as if they applied directly to each such Member of the Group and its respective business and assets.

7.3	As a separate and independent undertaking, the Company agrees with each Shareholder that it shall (so far as it is legally able to do so) observe and comply with the provisions, prohibitions and restrictions in this Clause 7.

8.	Finance

Neither Tom Online nor eBay is obligated to contribute any funds beyond its capital contributions and Shareholder’s Loans under Clause 3 or participate in any loans, guarantees or similar undertakings for the Group’s benefit.

9.	Transfer of Shares

9.1	Neither Tom Online nor eBay shall be permitted to transfer its Shares without the prior written consent of the other Party, such consent to be in its sole and exclusive discretion, and save as otherwise provided in this Deed, no Shareholder shall otherwise sell, transfer or dispose of any Share or Shares or any interest therein or create any Third Party Interest in respect thereof.

9.2	Notwithstanding Clause 9.1, the Parties agree that a transfer of Shares to a transferee who is and remains a wholly-owned subsidiary of the transferor Shareholder shall be permitted provided that:

9.2.1	the obligations of the transferor Shareholder under this Deed will remain unaffected by the transfer;

9.2.2	the transferee executes a Deed of Adherence contemporaneously with such transfer; and

9.2.3	the Shares will be re-transferred to the transferor Shareholder immediately upon the transferee ceasing to be a wholly-owned subsidiary of such ultimate holding company.

Each Shareholder shall provide to the other such information as the other may reasonably require to ascertain that the transferee has not ceased to be such a wholly-owned subsidiary.

9.3	The Shareholders shall ensure that the Directors shall register any transfer of Shares which complies with the provisions of this Clause 9.

10.	Undertakings not to Compete

10.1	Each of the Shareholders and eBay Inc. undertakes to and with the Company and the other Shareholder that from Closing and for as long as that Shareholder, and in the case of eBay Inc., for so long as eBay, owns 5% or more of the total issued Shares, other than as expressly permitted under Clause 10.2, it shall not and each shall ensure that none of its subsidiaries shall during the Relevant Period:

10.1.1	subject to the Exclusions set out in sub-clause (x), (y) and (z) below, on its own or with a third party, establish, engage in, directly or indirectly invest in (collectively “Participate”, “Participating” or “Participation” as the case may be), a company or other business entity in the PRC, except through the Company, which carries on a Competitive Business, provided that both Tom Online and eBay and their respective subsidiaries shall be entitled to Participate in any (x) Core Passive Investments, (y) Non-Core Investments, and/or (z) Excluded Businesses; and

10.1.2	make any investment in Alibaba or Taobao (whether it is a private enterprise or becomes a publicly listed company) unless otherwise mutually agreed in writing by Tom Online and eBay;

10.2	During the Relevant Period, in the event that either Tom Online or eBay or their respective subsidiaries (the “Relevant Party”), has an opportunity to Participate in a company which carries on or may reasonably be expected to carry on a Competitive Business, the Relevant Party shall, prior to Participating in such Competitive Business, offer the Company a first right of refusal to Participate in such Competitive Business by promptly notifying the other Shareholder and the Company, provided that this right of first refusal shall not apply to the Excluded Businesses. The Company shall decide on its Participation in such Competitive Business by a simple majority of the votes of the Directors, provided that the Directors appointed by the Relevant Party shall not be entitled to vote in respect of such matter. The Directors should take into account the interests of the Company and not the interests of the Shareholders when casting their vote. If the Company does not accept the right of first refusal to Participate in such Competitive Business, the Relevant Party shall be entitled to Participate in such Competitive Business.

10.3

Each and every obligation under this Clause 10 shall be treated as a separate obligation and shall be severally enforceable as such, and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 10, and any such deletion shall not affect the enforceability of all such parts of this Clause 10 as remain not so deleted.

10.4	While the restrictions contained in this Clause 10 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Parties but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

11.	Branding and Protective Provisions

11.1	The Platform will be branded TOM EACHNET and/or TOM The home page of the Platform shall include a prominent reference to the fact that the Platform is a joint venture between eBay and Tom Online (and shall include mutually acceptable language in furtherance of such intent, such as, for example: “brought to you by eBay and Tom Online” or “a Joint Venture between eBay and Tom Online”, in order to avoid confusion among users as to the source of the services offered on the Platform).

11.2

The Company shall, at its own cost and expense, adopt an anti-infringement program which shall, at a minimum, include elements that operationally are substantially equivalent to the elements described in this Clause 11.2. All of the elements described in this Clause 11.2shall be operational no later than the Platform Launch Date, except for the elements in Clauses 11.2.3 and 11.2.9. The program element described in Clause 11.2.9 shall be operational by the Migration Completion Date, or as soon as is reasonably practicable thereafter. The program elements described in this Clause 11.2 are provided only for purposes of generally elaborating on what is expected of the Company’s implementation of the program, and are not intended to be an exhaustive description of such a program. eBay may, from time to time, provide written notice to the Company of any additional elements which eBay has adopted, or has otherwise identified that the Company is lacking, and which eBay wishes the Company to adopt. In such event, eBay will consult with the Company as to the implementation of such additional elements in the PRC. In order to facilitate such implementation, eBay and the Company will discuss in good faith whether eBay is able to provide to the Company access to any technology relevant to the particular additional element, and if so on what terms. Such elements shall in all respects comply with PRC laws and regulations. The implementation of such additional elements is a matter to be determined by the Company, acting reasonably and having regard to its desire to minimise the risk of infringement of third party intellectual property rights. For purposes of this Clause 11, “third party intellectual property rights” includes trademark rights, copyrights, right of publicity, and patent rights.

11.2.1	User Education:

The Company shall use reasonable efforts to incorporate into the Platform educational content that, among other things, advises users that the Platform does not allow infringement of third party intellectual property rights, that provides general information on the nature of such rights and how to avoid infringing such rights, and that provides third parties who wish to report infringing listings with instructions on how to do so.

11.2.2	User Verification:

The Company shall use reasonable efforts to install and operate systems to verify the identity of a user and detect previously suspended user account registrations on the Platform.

11.2.3	Voluntary Policies:

The Company intends, sometime during the term of the Deed (which time will be after the Platform Launch Date), adopt and enforce certain policies that restrict seller conduct that, while not illegal in and of itself, has a propensity to be used by those infringing third party intellectual property rights (e.g. use of authenticity disclaimers).

11.2.4	Removal of Reported Listings:

The Company shall have technical systems and human resources sufficient to facilitate the ability of third parties to provide the Company with notices that their rights are allegedly being infringed by a listing on the Platform. Furthermore, upon receiving these notices of alleged infringement, the Company shall use best efforts to remove the reported listings within 24 hours provided that such third parties have previously been registered as rights owners in the Company’s databases.

11.2.5	Suspension of Sellers:

The Company shall use reasonable efforts to adopt and enforce internal policies which provide for the restriction or suspension of sellers in cases of repeat infringement. In such cases, the Company will use reasonable efforts to restrict or suspend all of the accounts of the seller that it has identified. The number of repeated reports required before a restriction or suspension is necessary may vary according to the nature of the seller’s offence. In general, however, the Company should be prepared to take action to restrict or suspend sellers after no more than three violations.

11.2.6	Efforts to Identify and Remove Previously Suspended Users:

The Company shall use reasonable efforts to prevent sellers whose accounts have been suspended from returning to the Platform which efforts shall include identification of suspended sellers and removal of previously suspended sellers who have managed to regain use of the Platform despite being prohibited from such use.

11.2.7	Proactive Searches:

The Company shall implement daily searches on the Platform in a reasonable effort to identify and remove listings that appear to blatantly violate Platform policies, including policies regarding infringing activity.

11.2.8	Cooperation with Law Enforcement:

The Company shall cooperate with PRC law enforcement and Public Security Bureau in the investigation of criminal conduct by users on the Platform, including but not limited to infringement of third party intellectual property rights. The Company shall also cooperate with foreign law enforcement regarding such conduct, to the extent allowed under PRC law or regulation or practice of any relevant government authority. Despite this, eBay acknowledges that IT systems supporting such cooperation will be implemented as soon as reasonably practicable after the Migration Completion Date

11.2.9	Disclosure of Seller Information:

The Company shall use reasonable efforts, to the extent allowed under PRC law or regulation or the practice of the Public Security Bureau or other relevant government authority, to share certain limited personally-identifiable information regarding sellers with third party intellectual property rights owners, where that third party provides evidence to the reasonable satisfaction of the Company as to its title to the relevant intellectual property rights, and the third party affirms that it reasonably considers that the relevant seller in question has infringed on that third party’s intellectual property rights, and the third party undertakes to the Company, among other things, to only use the information in connection with a bona-fide investigation of the alleged infringement, and provides appropriate confidentiality undertakings as to the secrecy of the source of the information, as the Company reasonably considers necessary to safeguard the personal safety of the directors, officers and employees of the Company.

11.2.10	Corporate Governance Procedures:

The Company shall implement corporate governance procedures such that directors, officers and employees at all levels of the Company are informed of the Company’s requirement that they, and the Company, comply with the laws and regulations of the PRC.

11.3	Any of the following events shall be deemed to cause a “Negative Brand Impact”:

11.3.1	with respect to the Company:

during a period of two (2) consecutive calendar years beginning on January 1, 2007, and in any subsequent consecutive two (2) calendar year period, one or more adjudications in the PRC that the Company is liable for the infringement of third party intellectual property rights arising primarily from activity on the Platform (and specifically excluding the Known Claims and any adjudication where liability arises primarily from activity on the XBT Site), which either:

(i)	results in one or more permanent injunctions that, in the aggregate, have a total financial impact equal to or greater than 5% of total Platform GMV for the relevant consecutive two (2) calendar year period. The financial impact on Platform GMV arising from each injunction shall be measured by dividing the sum of the monthly GMV that is within the scope of the injunction for the three (3) months preceding the date of injunction, by the total Platform GMV during the same three month period. The total Platform GMV financial impact during any consecutive two (2) calendar year period shall be sum of the percentages calculated for each injunction, as described above within that consecutive two (2) calendar year period;

OR

(ii)	results in a damages award amounting to the greater of: (A) US$1,000,000; or (B) 1% of the total Platform GMV during the eight quarters preceding the damages award;

11.3.2	with respect to eBay

during a period of two (2) consecutive calendar years beginning on January 1, 2007, and in any subsequent two (2) consecutive calendar year periods, two (2) adjudications, anywhere in the world, that eBay Inc. or its Operating Affiliates are liable for the infringement of third party intellectual property rights arising primarily from activity on the Platform (and specifically excluding the Known Claims and any adjudication where liability arises primarily from activity on the XBT Site), where in each case there is either:

(i)	a permanent injunction, excluding any injunction where the sole scope of the injunction is prohibiting an individual seller (being a legal person whether incorporated or unincorporated) from further activity on the Platform;

OR

(ii)	a damages award of US$2,000,000 or more; and

11.3.3	sellers on the Platform offering for sale goods or services which eBay has notified in writing to the Company as goods or services which are illegal or prohibited from being listed for sale, or goods or services which by their nature so closely resemble such goods that the Company acting reasonably should not have permitted them to be so listed. For purposes of this Clause 11.3.3 only, where within 30 Business Days of such Negative Brand Impact, the Company in good faith implements remedial measures which are reasonable in the circumstances, such as removing offending listings or accounts, or implementing new operational policies and procedures to prevent such events recurring, then the event will no longer be deemed a Negative Brand Impact.

11.4	The Company shall indemnify, defend and hold eBay and Tom Online and their Affiliates and their respective officers, directors, employees, agents and representatives (the “Shareholder Indemnified Parties”) harmless from and against costs, expenses or liabilities eBay or Tom Online incurs anywhere in the world as a result of claims made against eBay or Tom Online or their Affiliates related to allegations of infringement of third party intellectual property rights to the extent such claims arise from activity on the Platform if and only if the Shareholder Indemnified Party is adjudicated to be liable for an indemnified claim (after all appeals have expired). The Company’s indemnification obligation is contingent upon: (i) eBay or Tom Online providing the Company with prompt written notice of the claim; and (ii) eBay or Tom Online providing the Company with reasonable assistance in the defence or settlement thereof at the Company’s reasonable expense. In connection with the defence of any such claim outside of the PRC, eBay shall have the sole right to control and direct with respect to its investigation, preparation, defence and settlement, where either eBay alone or only eBay and the Company are named. If only Tom Online alone is named, then Company shall have the sole right to control and direct with respect to investigation, preparation, defence and settlement. If eBay, Tom Online and the Company are named, then eBay shall have the sole right to control and direct with respect to the investigation preparation, defence and settlement in respect of itself and the Company, but not Tom Online. Tom Online shall have the sole right to control and direct the investigation, preparation and defence and settlement in respect of itself, subject only to Tom Online consulting with eBay and the Company as to its conduct of the matter, and to Tom Online not entering any settlement that in Tom Online’s reasonable opinion adversely affects either eBay or the Company. In connection with the defense of any claim within the PRC, the Company shall have the sole right to control and direct with respect to its investigation, preparation, defense and settlement, except that the Company will not enter into any settlement that affects the Shareholder Indemnified Party’s rights or interest without the Shareholder Indemnified Party’s prior written approval, which will not be unreasonably withheld or delayed. In any event, the Shareholder Indemnified Party may have its own counsel at its own cost and expense.

11.5	eBay shall indemnify, defend and hold the Company and its Affiliates and their respective officers, directors, employees, agents and representatives (the “Company Indemnified Parties”) harmless from and against costs, expenses or liabilities the Company or its Affiliates incurs anywhere in the world as a result of claims made against the Company or its Affiliates related to allegations of infringement of third party intellectual property rights to the extent such claims arise from activity on the eBay XBT Site if and only if a Company Indemnified Party is adjudicated to be liable for an indemnified claim (after all appeals have expired). eBay’s indemnification obligation is contingent upon: (i) the Company providing eBay with prompt written notice of the claim; (ii) eBay controlling and directing the investigation, preparation, defence and settlement of the claim, except that eBay will not enter into any settlement that affects the Company Indemnified Party’s rights or interest without the Company Indemnified Party’s prior written approval, which will not be unreasonably withheld or delayed; and (iii) the Company providing eBay with reasonable assistance in the defence or settlement thereof at eBay’s reasonable expense. In connection with the defence of any such claim, each of the Company Indemnified Parties may have its own counsel at its own cost and expense.

11.6	With respect to claims against the Company within the PRC related to allegations of infringement of third party intellectual property rights, the Company shall have the sole right to control and direct with respect to investigation, preparation, defense and settlement. With respect to claims against the Company outside of the PRC related to allegations of infringement of third party intellectual property rights, eBay shall have the sole right to control and direct with respect to investigation, preparation, defense and settlement.

12.	Distribution Policy

12.1	The Parties shall ensure that none of the profits of any Member of the Group available for distribution shall be distributed by way of dividend, except as otherwise expressly approved by the Board in accordance with Clause 7.1, and until the Tom Online Initial Shareholder’s Loan and the Additional Shareholder’s Loans are repaid in full.

13.	Events of Default

13.1	A Shareholder (the “Defaulting Shareholder”) commits an “Event of Default” if:

13.1.1	it commits a Material Breach and either (i) the breach is not capable of being remedied (for the avoidance doubt, a Type 1 Material Breach is a breach that is not capable of being remedied) or (ii) the Defaulting Shareholder does not remedy that breach within 20 Business Days of the other Shareholder sending it written notice requiring it to remedy the breach; or

13.1.2	a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the deregistration, winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Defaulting Shareholder or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Defaulting Shareholder or of all or any part of its business or assets; if the Defaulting Shareholder stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or if a creditor takes possession of all or any part of the business or assets of the Defaulting Shareholder or any execution or other legal process is enforced against a substantial part of the business or any substantial asset of the Defaulting Shareholder and is not discharged within 10 Business Days.

13.2	For the purposes of this Deed:

“Call Option Strike Price” means an amount calculated in accordance with the following formula:

where:	FMV =	the Fair Market Value

	C =	the Company’s cash and cash equivalents

	D =	the Company’s total debt

	ES =	US$23 million less the aggregate Operating Losses of the Company from Closing to the date of the Default Notice, and once the Operating Losses of the Company reach US$23 million, the ES is zero

	OS =	the number of Option Shares to be sold pursuant to the Call Option

	TS =	the total number of Shares in the capital of the Company issued and outstanding as at the date of the relevant Default Notice

“Eachnet Trademarks and Domain Names” has the meaning given in the eBay Trademark and Domain Name Assignment Agreement;

“Extended Term” means in respect of the eBay Trademark and Domain Name Assignment Agreement, the eBay Trademark and Domain Name License Agreement, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement, a term commencing on the date of the Default Notice, and ending on the earlier of (a) the date on which the Company is no longer required to retain the assigned and licensed trademarks and domain names under each respective assignment or license agreement in order to maintain its ICP License, or (b) eighteen (18) months, provided that in no event shall this term exceed eighteen (18) months after the date of the Default Notice;

“Fair Market Value” has the meaning given in Clause 13.13;

“Material Breach” means a material breach of this Deed committed by the Defaulting Shareholder or its Affiliates, or by any Member of the Group directly as a result of any action or omission of the Defaulting Shareholder or its Affiliates (including the Directors appointed by the Defaulting Shareholder pursuant to Clause 6), including (without limitation):

(a)	(in the case of Tom Online only) in the event of a Negative Brand Impact as enumerated in Clause 11.3;

(b)	(in the case of Tom Online only) in the event the Platform Launch Date has not occurred on or before September 1, 2007 or if applicable the extended Platform Launch Date as extended pursuant to Clause 2.4;

(c)	(in the case of Tom Online only) failure to provide to the Company in full the Tom Online Initial Shareholder’s Loan when due in accordance with the Tom Online Initial Shareholder’s Loan Agreement;

(d)	(in the case of eBay only) if eBay has not, within thirty (30) days of the later of the Platform Launch Date, or as such date may be extended under Clause 2.4, or the date that the Company passes the eBay security scan in accordance with the eBay Information Security Exhibit: (i) transferred certain data elements of the User Data (by way of delivery to the Company of a bulk extract in the form of a CD ROM or by secure FTP) in accordance with slide 10 of the Migration Plan; and (ii) resolved the URL “www.ebay.com.cn” to a landing page where users are given the choice to link to (a) the Platform; (b) eBay XBT Site; or (c) eBay’ customer service information pages for purposes of trailing activities, within five (5) days of Tom Online’s advance written confirmation that the Platform is ready to accept traffic generated from the links on the landing page; and (iii) within five (5) days of Tom Online’s advance written notice that the Platform is ready to accept traffic, but in no event earlier than 90 days following the Migration Completion Date, permanently redirected the URL “www.ebay.com.cn” to the Joint Venture Operational URL;

(e)	(in the case of eBay only) failure to shut down the front end of the Eachnet Site within one hundred and eighty (180) days of the Migration Completion Date or if applicable the extended Migration Completion Date as extended pursuant to Clause 2.4;

(f)	(in the case of eBay or Tom Online as the case may be) failure to provide to the Company in full the Additional Shareholder’s Loans in accordance with Clause 3.3(a); or

(g)	a breach of Clause 10 (Undertaking not to Compete) in the event that the Party in breach fails to enter within twenty (20) Business Days of the written default notice (as required by Clause 13.1.1) into a legally binding agreement to divest itself of the Competitive Business within ninety (90) days of entering into such agreement.

“Negative Brand Impact Put Option Strike Price” means an amount calculated in accordance with the following formula:

where:		FMV = the Fair Market Value discounted by 50% provided that the FMV for the purposes of calculating the Negative Brand Impact Put Option Strike Price shall in no event exceed US$20 million

	C =	the Company’s cash and cash equivalents

	D =	the Company’s total debt

	ES =	US$23 million less the aggregate Operating Losses of the Company from Closing to the date of the Default Notice, and once the Operating Losses of the Company reach US$23 million, the ES is zero

	OS =	the number of Option Shares to be sold pursuant to the Put Option

	TS =	the total number of Shares in the capital of the Company issued and outstanding as at the date of the relevant Default Notice

“Put Option Strike Price” means the greater of:

(a)	the Non Defaulting Party’s capital contribution; or

(b)	an amount calculated in accordance with the following formula:

where:		FMV = the Fair Market Value

	C =	the Company’s cash and cash equivalents

	D =	the Company’s total debt

	ES =	US$23 million less the aggregate Operating Losses of the Company from Closing to the date of the Default Notice, and once the Operating Losses of the Company reach US$23 million, the ES is zero

	OS =	the number of Option Shares to be sold pursuant to the Put Option

	TS =	the total number of Shares in the capital of the Company issued and outstanding as at the date of the relevant Default Notice

“Type 1 Material Breach” means a Material Breach of the type described in paragraphs (a), (b), (c) (d) or (e) of the definition of Material Breach in this Clause 13.2; and

“Type 2 Material Breach” means a Material Breach of the type described in paragraphs (f) and (g) of the definition of Material Breach in this Clause 13.2.

13.3	If an Event of Default occurs, the Defaulting Shareholder shall notify the other Shareholder (the “Non-Defaulting Shareholder”) as soon as reasonably practicable.

13.4	Following an Event of Default committed by the Defaulting Shareholder the Non-Defaulting Shareholder may give written notice (a “Default Notice”) to the Defaulting Shareholder within 20 Business Days of receiving notification of the Event of Default from the Defaulting Shareholder or of the Non-Defaulting Shareholder becoming aware of the Event of Default (whichever is the earlier).

13.5	If the Non-Defaulting Shareholder serves a Default Notice following an Event of Default described in Clause 13.1.2, the Non-Defaulting Shareholder may specify in the Default Notice that it wishes to exercise a call option (the “Call Option”) requiring the Defaulting Shareholder to sell to the Non-Defaulting Shareholder all of the Shares held by the Defaulting Shareholder (the “Option Shares”) at the Call Option Strike Price.

13.6	If the Non-Defaulting Shareholder serves a Default Notice following an Event of Default described in Clause 13.1.1 (other than a Material Breach as a result of Negative Brand Impact), the Non-Defaulting Shareholder shall specify in the Default Notice that it wishes to exercise one of the following three options:

13.6.1	the Call Option; or

13.6.2	a put option requiring the Defaulting Shareholder to purchase all of the Shares held by the Non-Defaulting Shareholder (also the “Option Shares”) at the Put Option Strike Price (the “Put Option”); or

13.6.3	requiring the Company to be voluntarily wound up (the “Winding-Up Option”).

13.7	If eBay serves a Default Notice following an event of Negative Brand Impact, eBay shall have the right to exercise the Put Option at the Negative Brand Impact Put Option Strike Price.

13.8	If the Non-Defaulting Shareholder elects to exercise the Call Option under Clause 13.5 or Clause 13.6.1, upon the Defaulting Shareholder receiving the Default Notice:

13.8.1	the Defaulting Shareholder shall sell, and the Non-Defaulting Shareholder shall purchase, the Option Shares at the Call Option Strike Price;

13.8.2	with effect from the date of the Default Notice, the Company shall have a perpetual and exclusive right to use all derivative works, improvements and enhancements created by the Company under the eBay Technology Licence Agreement (if eBay is the Defaulting Shareholder) or under the Tom Online Technology Licence Agreement (if Tom Online is the Defaulting Shareholder) as may be necessary to enable the Company to use the Joint Venture Technology;

13.8.3	(a)	if eBay is the Defaulting Shareholder, the Company shall continue to have the right to use the eBay’ Licensed Technology pursuant to the eBay Technology Licence Agreement; and

	(b)	if Tom Online is the Defaulting Shareholder, the Company shall continue to have the right to use the Tom Online Licensed Technology pursuant to the Tom Online Technology Licence Agreement;

13.8.4	in respect of a Type 1 Material Breach (other than for a Material Breach as a result of Negative Brand Impact), with effect from the date of the Default Notice:

(a)	if eBay is the Defaulting Shareholder, the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names to eBay; and

(b)	if Tom Online is the Defaulting Shareholder, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to assign all right, title and interest in the Joint Venture URL to Tom Online, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Joint Venture URL to Tom Online; and

(c)	in either case, the Company shall abandon use and ownership of the Joint Venture Co-Brand; the redirect from the URL www.ebay.com.cn to the Joint Venture Operational URL shall cease and the Company shall abandon use of the Joint Venture Operational URL; and

13.8.5	in respect of a Type 2 Material Breach, with effect from the date of the Default Notice:

(a)	if eBay is the Defaulting Shareholder, the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name License Agreement shall continue in effect, and the Company shall continue to have the right to use the Eachnet Trademarks and Domain Names pursuant to the eBay Trademark and Domain Name

Assignment Agreement and the eBay Trademark and Domain Name License Agreement, in each case for the Extended Term, provided that at the expiry of the Extended Term, the eBay Trademark and Domain Name Assignment and the eBay Trademark and Domain Name License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names to eBay;

(b)	if Tom Online is the Defaulting Shareholder, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall continue in effect, and the Company shall continue to have the right to use the Joint Venture Trademark and the Joint Venture URL pursuant to the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement, in each case for the Extended Term, provided that at the expiry of the Extended Term, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to assign all right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online; and

(c)	in either case, the Company shall abandon use and ownership of the Joint Venture Co-Brand, the redirect from the URL www.ebay.com.cn to the Joint Venture Operational URL shall cease and the Company shall abandon use of the Joint Venture Operational URL.

13.8.6	this Deed shall be terminated with effect from the date of completion of the sale and purchase of the Option Shares pursuant to the Call Option.

13.9	If the Non-Defaulting Shareholder elects to exercise the Put Option under Clause 13.6.2, upon the Defaulting Shareholder receiving the Default Notice:

13.9.1	the Defaulting Shareholder shall purchase, and the Non-Defaulting Shareholder shall sell, the Option Shares at the Put Option Strike Price;

13.9.2	with effect from the date of the Default Notice, the Company shall have a perpetual and exclusive right to use all derivative works, improvements and enhancements created by the Company under the Tom Online Technology Licence Agreement (if eBay is the Defaulting Shareholder) or under the eBay Technology Licence Agreement (if Tom Online is the Defaulting Shareholder) as may be necessary to enable the Company to use the Joint Venture Technology;

13.9.3	(a)	if Tom Online is the Defaulting Shareholder, the Company shall continue to have the right to use the eBay Licensed Technology pursuant to the eBay Technology Licence Agreement; and

	(b)	if eBay is the Defaulting Shareholder, the Company shall continue to have the right to use the Tom Online Licensed Technology pursuant to the Tom Online Technology Licence Agreement;

13.9.4	in respect of a Type 1 Material Breach (other than for a Material Breach as a result of Negative Brand Impact), with effect from the date of the Default Notice:

(a)	if Tom Online is the Defaulting Shareholder, the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name Licence Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names to eBay;

(b)	if eBay is the Defaulting Shareholder, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to assign all right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary vesting the full right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online; and

(c)	in either case, the Company shall abandon use and ownership of the Joint Venture Co-brand, the redirect from the URL www.ebay.com.cn to the Joint Venture Operational URL shall cease and the Company shall abandon use of the Joint Venture Operational URL;

13.9.5	in respect of a Type 2 Material Breach, with effect from the date of the Default Notice:

(a)	if Tom Online is the Defaulting Shareholder, the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name License Agreement shall continue in effect, and the Company shall continue to have the right to use the Eachnet Trademarks and Domain Names pursuant to the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name License Agreement, in each case for the Extended Term, provided that at the expiry of the Extended Term, the eBay Trademark and Domain Name Assignment Agreement and the Bay Trademark and Domain Name License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names;

(b)	if eBay is the Defaulting Shareholder, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall continue in effect, and the Company shall continue to have the right to use the Joint Venture Trademark and the Joint Venture URL pursuant to the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement, in each case for the Extended Term, provided that at the expiry of the Extended Term, the Tom Online Trademark and Domain Name Assignment Agreement and the Tom Online Trademark License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to assign all right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary vesting the full right, title and interest in the Joint Venture Trademark and the Joint Venture URL to Tom Online; and

(c)	in either case, the Company shall abandon use and ownership of the Joint Venture Co-brand, the redirect from the URL www.ebay.com.cn to the Joint Venture Operational URL shall cease and the Company shall abandon use of the Joint Venture Operational URL; and

13.9.6	this Deed shall be terminated with effect from the date of completion of the sale and purchase of the Option Shares pursuant to the Put Option.

13.10	If eBay elects to exercise the Put Option under Clause 13.7, upon Tom Online receiving the Default Notice:

13.10.1	Tom Online shall purchase, and eBay shall sell, the Option Shares at the Negative Brand Impact Put Option Price;

13.10.2	with effect from the date of the Default Notice, the Company shall have a perpetual and exclusive right to use all derivative works, improvements and enhancements created by the Company under the eBay Technology License Agreement as may be necessary to enable the Company to use the Joint Venture Technology;

13.10.3	the Company shall immediately cease the use of all Eachnet Trademarks and Domain Names (including the use of Eachnet in any combined trademarks and URLs), the eBay Trademark and Domain Name Assignment Agreement and the eBay Trademark and Domain Name License Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names to eBay;

13.10.4	the Company shall abandon use and ownership of the Joint Venture Co-brand; the redirect from the URL www.ebay.com.cn to the Joint Venture Operational URL shall cease and the Company shall abandon use of the Joint Venture Operational URL; and

13.10.5	this Deed shall be terminated with effect from the date of completion of the sale and purchase of the Option Shares pursuant to the Put Option.

13.11	If the Non-Defaulting Shareholder elects to exercise the Winding-Up Option under Clause 13.6.3, upon the Defaulting Shareholder receiving the Default Notice:

13.11.1	the Company shall be put into voluntary liquidation in accordance with Clause 14.2; and

13.11.2	this Deed shall be terminated with effect from the date of commencement of the winding-up.

13.12	The sale of the Option Shares pursuant to the Call Option or the Put Option (as applicable) shall be made subject to all relevant rules of any relevant stock exchange and on the following terms:

13.12.1	completion of the transfer of the Option Shares shall take place within 20 Business Days after the date of the Default Notice (the “Transfer Date”) and at such reasonable time and place as the Shareholders agree or, failing which, at the registered office of the Company;

13.12.2	the selling Shareholder must deliver to the purchaser in respect of the Option Shares on or before the Transfer Date:

(a)	duly executed share transfer forms;

(b)	the relevant share certificates; and

(c)	a power of attorney in such form and in favour of such person as the purchaser may nominate to enable the purchaser to exercise all rights of ownership in respect of the Option Shares including voting rights;

13.12.3	the purchaser must pay the consideration for the Option Shares to the selling Shareholder by bankers’ draft or in immediately available funds by transfer of funds for same day value to the selling Shareholder’s bank account notified to it for the purpose on the Transfer Date; and

13.12.4	the Option Shares shall be transferred free from any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

13.13	The “Fair Market Value” for the purposes of this Deed means the present value of unlevered free cash flows from the Company as at the date of the Default Notice determined in accordance with this Clause 13.13 but excluding any reference to the Company’s cash, cash equivalent or debt.

13.13.1	The Shareholders shall each appoint an internationally recognised investment bank (each a “Shareholder’s Valuer”) and shall jointly appoint an independent internationally recognised investment bank (the “Independent Valuer”) to determine the Fair Market Value within 10 Business Days after the date of the Default Notice. If the Shareholders do not agree on the Independent Valuer within that 10 Business Day period, the Chairman for the time being of the International Chamber of Commerce in Hong Kong shall make such appointment on the application of either Shareholder. Each Shareholder shall bear its own costs in respect of the appointment of the Shareholder’s Valuer, and the defaulting Shareholder shall bear the cost of the Independent Valuer. The Company shall submit its regularly-prepared reports, budgets, and projections, to the Independent Valuer, who will have the right to make reasonable inquiries of the Company regarding business performance and projections. The Independent Valuer shall be granted access to all other accounting records or other relevant documents of the Group that it may request, subject to any confidentiality provisions.

13.13.2	Each of the Shareholder’s Valuers and the Independent Valuer shall determine the Fair Market Value as at the date of the occurrence of the Default Notice and on the following assumptions and bases:

(a)	assessing the Fair Market Value of the Option Shares as a rateable proportion of the present value of unlevered free cash flows from the Company as at the date of the Default Notice without any premium or discount being attributable to the class of the Option Shares to be sold or the percentage of the issued share capital of the Company which they represent;

(b)	that the Option Shares to be sold are capable of being sold without restriction; and

(c)	in the event of an exercise of a Put Option only, assessing the Fair Market Value as if no Event of Default had occurred.

13.13.3	Each of the Shareholder’s Valuers and the Independent Valuer shall determine the Fair Market Value to reflect any other factors which it reasonably believes should be taken into account.

13.13.4	If any difficulty arises in applying any of the assumptions or bases set out in Clause 13.13.3, then the Shareholder’s Valuer or the Independent Valuer (as applicable) shall resolve that difficulty in such manner as it shall in its absolute discretion think fit.

13.13.5	The Independent Valuer shall be instructed to determine the Fair Market Value within 30 days of its appointment and shall notify the Shareholders of its determination.

13.13.6	The Independent Valuer shall act as an expert and not as an arbitrator and, subject to Clause 13.13.7, its determination shall, in the absence of fraud or manifest error, be final and binding on the Shareholders.

13.13.7	If there is a difference as to the Fair Market Value determined by either of the Shareholder’s Valuers (in good faith and in accordance with this Clause 13.13), then the Fair Market Value to be used for purposes of calculating the applicable option strike price will be the average of (i) the Fair Market Value as determined by the Shareholder’s Valuer that is closest to the Fair Market Value as determined by the Independent Valuer; and (ii) the Fair Market Value as determined by the Independent Valuer. Such average, as calculated by the Independent Valuer (after each of the Shareholder’s Valuer’s valuations have been disclosed) shall, in the absence of fraud or manifest error, be final and binding on the Shareholders.

13.14	If the Defaulting Shareholder fails or refuses to comply with its obligations in this Clause 13, the Company may authorise a person to execute and deliver the necessary transfer on its behalf. The Company may receive the purchase money in trust for the selling Shareholder and cause the purchaser to be registered as the holder of the Shares being sold. The receipt of the Company for the purchase money shall be a good discharge to the purchaser (who shall not be bound to see to the application of those moneys). After the purchaser has been registered as holder of the Option Shares in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person.

13.15	The Shareholders shall keep the Company informed, at all times, of the issue and contents of any notice served pursuant to this Clause 13 and any election or acceptance relating to those notices.

13.16	Notwithstanding any other provision of this Deed or of the Articles of Association to the contrary and unless otherwise agreed by the other Shareholder in writing, the following provisions shall apply with effect from the date on which an Event of Default occurs until the termination of this Deed pursuant to this Clause 13:

13.16.1	the Defaulting Shareholder shall not:

(a)	be entitled to vote at any Shareholders’ meeting;

(b)	be required to attend any Shareholders’ meeting in order to constitute a quorum;

(c)	be entitled to exercise any powers or rights in relation to the management of, and participation in the profits of, the Company pursuant to this Deed, the Articles of Association or otherwise;

(d)	be entitled to receive any dividends or other distributions from the Company pursuant to this Deed, the Articles of Association or otherwise; and

(e)	be entitled to receive or request any information from any Member of the Group; and

13.16.2	the Directors appointed by the Defaulting Shareholder to the board of directors of any Member of the Group shall not:

(a)	be entitled to vote at any board meeting;

(b)	be required to attend any board meeting in order to constitute a quorum; and

(c)	be entitled to receive or request any information from any Member of the Group.

14.	Effect of Termination and Winding-Up of the Company

14.1	This Deed shall, unless otherwise agreed in writing between the Shareholders, continue in full force and effect until the first to occur of the following dates:

14.1.1	the date of commencement of the Company’s winding-up by agreement in writing between the Shareholders or in any other manner other than under Clause 13.9; or

14.1.2	the effective date of termination of this Deed under Clause 13; or

14.1.3	with respect to a particular Shareholder, the date when that Shareholder ceases to hold, directly or indirectly, any Shares (provided that this Deed shall continue with respect to any Shareholders who continue to hold Shares).

Provided that notwithstanding the termination of this Deed nothing shall:

14.1.4	relieve either Shareholder or any of their Affiliates from any liability or obligation in respect of any act or omission by such Shareholder or Affiliate up to the date of termination of this Deed or under or pursuant to any of the Ancillary Agreements; and

14.1.5	affect the obligations of the parties under (a) Clauses 1, 18, 19.2 and 19.3, 20, 21 and 23 to 34, (b) provisions of this Deed necessary for its interpretation or enforcement, or (c) any other provisions of this Deed which by their terms are intended to continue in effect after such termination, and the other provisions of this Deed shall cease to have effect save as may be necessary in relation to any antecedent claims which may have arisen between the Parties.

14.2	Upon the commencement of the winding-up of the Company,

14.2.1

the Shareholders shall co-operate together to cause the proper and orderly winding-up of the business and affairs of the Group and shall, without limitation, without being obliged to provide any further financial contributions, use their reasonable endeavours to cause the Members of the Group to complete all outstanding contracts and commitments then undertaken by it (including those outstanding to the Shareholders or their Affiliates) so far as its resources allow provided that the Members of the Group shall not (save insofar as necessary so to complete such contracts and obligations) enter into any new obligations or commitments; and

14.2.2	with effect from the date of the commencement of the winding-up:

(a)	each of the eBay Technology Licence Agreement and the Tom Online Technology Licence Agreement shall be terminated, and no person shall have any right to use (other than the licensors under the respective license agreements) any of:

(i)	the eBay’ Licensed Technology (other than eBay);

(ii)	the Tom Online’s Licensed Technology (other than Tom Online); or

(iii)	the derivative works, improvements and enhancements created by the Company under the Tom Online Technology Licence and the eBay Technology Licence Agreement; and

14.2.3	each of the eBay Trademark and Domain Name Assignment Agreement, eBay Trademark and Domain Name License Agreement, Tom Online Trademark and Domain Name License Agreement and the Tom Online Trademark and Domain Name Assignment Agreement shall terminate, and the Company shall, and each of Tom Online and eBay shall cause the Company to, assign all right, title and interest in the Eachnet Trademarks and Domain Names to eBay and to assign all right, title and interest in the Joint Venture Trademark and Joint Venture URL to Tom Online and abandon the use and ownership of the Joint Venture Co-brand and the Joint Venture Co-Brand URL, and the Company shall do and execute all acts, documents, forms or authorisations as may be necessary for vesting the full right, title and interest in the Eachnet Trademarks and Domain Names to eBay and for vesting the full right, title and interest in the Joint Venture Trademark and Joint Venture URL to Tom Online and to abandon the use and ownership of the Joint Venture Co-brand and the Joint Venture Co-Brand URL.

15.	Repayment Priority

15.1	Subject to the requirements under all applicable laws, rules and regulations, in the event of the liquidation or winding up of the Company, any assets of the Company will be distributed in the following order:

(a)	secured creditors of the Company;

(b)	eBay liquidation preference (“in the amount equal to US$20 million,

(c)	Tom Online for the repayment of the Tom Online Initial Shareholder’s Loan;

(d)	Tom Online and eBay for the repayment of the Additional Shareholders’ Loans (if any) in equal shares; and

(e)	the Shareholders.

15.2	The Company may only begin to repay the Tom Online Initial Shareholder’s Loan and the Additional Shareholder’s Loans after the occurrence of the following events:

(a)	the Group has been profitable for at least four consecutive financial quarters;

(b)	thereafter, where the cash of the Group (as determined by the Management Accounts of the immediately preceding month) is in excess of the cash requirements of the Group necessary for the operations of the Group for the following twelve months (as determined by the most recent budget contained in the most recent Business Plan approved by the Board in accordance with Clause 7.1.1) and there is an additional Net Cash balance (as determined by the Management Accounts of the immediately preceding month) exceeding US$5 million.

15.3	The order of repayment of the Tom Online Initial Shareholder’s Loan and Additional Shareholder’s Loans shall be:

(a)	Tom Online’s Initial Shareholder’s Loan; and

(b)	Tom Online’s and eBay’s Additional Shareholder’s Loans on a pro rata basis.

16.	Undertakings Regarding the Operations of the Company

16.1	The Company undertakes to each of the Shareholders that, and each of the Shareholders shall ensure that, the Company shall both with respect to itself and, where applicable, each other Member of the Group:

16.1.1	carry on its business and operations in all material respects in compliance with (a) all applicable laws, regulations and practice, regulations and bye-laws in each country in which they are carried on, (b) its constitutional documents, (c) this Deed, (d) each of the Ancillary Agreements and (e) industry best practices;

16.1.2	obtain and maintain in full force and effect, and carry on its business and operations in all material respects in compliance with, all statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (including all applicable conditions);

16.1.3	maintain with a well established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or similar business to the Business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature;

16.1.4

keep books of account and therein make true and complete entries of all its dealings and transactions of and in relation to the Business and, where applicable, the business of any other relevant Member of the Group; such books of account and all other records and documents relating to the business affairs of the Company (or any other relevant Member of the Group, as applicable) shall be open to inspection by each of the Shareholders during normal business hours and on reasonable prior notice and they shall be permitted to take and remove copies thereof;

16.1.5	cooperate and provide assistance to the Shareholders regarding the reporting, regulatory and fiduciary requirements of the requesting Shareholder including Sarbanes-Oxley requirements and internal audit requirements deemed necessary by the requesting Shareholder, and take all reasonable actions within its power to provide notice to each Shareholder and its authorized representatives of any enquiry or investigation of, or any material communication, material correspondence or material request received from, any governmental entity or regulatory body in relation to the Business of which it is aware. Each Shareholder has the right to engage an internationally recognized independent auditor (“Big Four Firm”) to conduct a specific scope audit of material agreements within the scope of Clause 7.1.12, or such other material agreements or specific operational aspects of the Company which the Shareholder, acting reasonably, considers is required in order to ensure that the Shareholder is complying with all regulatory obligations imposed on it, or in order to facilitate corporate governance compliance, and the company must not unreasonably delay or withhold such disclosure once every calendar year, at such Shareholder’s sole expense;

16.1.6	provide each Shareholder within seven (7) Business Days of the end of each calendar month with Management Accounts for such month and within fourteen (14) Business Days of the end of each calendar month with a report on product development, sales, marketing, finance and such other areas as either Shareholder may reasonably require, prepared by the Company’s management;

16.1.7	prepare such accounts (including the Management Accounts) in respect of each accounting period as are required by statute, such accounts being prepared in accordance with the statutory requirements, and, additionally, US GAAP, and ensure that such accounts are reviewed quarterly and audited annually by PricewaterhouseCoopers as soon as practicable after the end of the relevant accounting period which shall, in any event, be not later than as necessary to satisfy the reporting requirements of both Tom Online and eBay;

16.1.8	implement the retention / severance plan for EENIS employees as agreed by the Parties on the basis that all severance payments will be for the account of eBay and all retention payments will be for the account of Tom Online (as attached as Exhibit VIII) and subject to adjustments as at Closing; and

16.1.9	synchronize the Platform and Technology Plan (which shall include details of payment mechanisms) with the Business Plan, and report the same to the Board.

16.2	The Shareholders shall ensure that each Member of the Group shall prepare and file all tax returns required to be filed by the relevant Member of the Group pursuant to any applicable laws.

16.3	eBay and the Company each agree and undertake to the other that during the period from Closing to the Migration Completion Date, all revenues relating to Cross Border Business Activities conducted at the Eachnet Site and for the avoidance of doubt, all revenues relating to Cross Border Business Activities conducted on other eBay sites will be for and to the account of eBay and all revenues from Eachnet Domestic Business Activities conducted at the Eachnet Site will be for and to the account of the Company. The Company and eBay shall settle such cross border revenue monthly in arrears, no later than 30 days after the last day of the preceding month and subject to Company having collected payments from the relevant registered users.

17.	Warranties

17.1	Each of Tom Online and eBay represents and warrants to the other that, as of the date of this Deed and as at Closing:

17.1.1	it is duly incorporated;

17.1.2	it has the power to enter into and to exercise its rights and to perform its obligations under this Deed;

17.1.3	it has taken and will take all necessary action to authorise the execution of and the performance of its obligations under this Deed;

17.1.4	the obligations expressed to be assumed by it under this Deed are legal, valid and binding;

17.1.5	neither the execution nor performance of this Deed will contravene any provision of:

(i)	any existing law, treaty or regulation;

(ii)	its memorandum and articles of association or equivalent constitutional documents; or

(iii)	any obligation (contractual or otherwise) which is binding upon it, or upon any of its assets;

17.1.6	neither it nor any person acting on its behalf has engaged any finder, broker, intermediary or similar person in connection with the transactions contemplated by this Deed, and no person is entitled to receive from it any finder’s fee, brokerage or other commission in connection with the transactions contemplated by this Deed;

17.1.7	all necessary approvals and consents to the execution of this Deed and the performance of the transactions contemplated by this Deed have been set out in Clause 2.1; and

17.1.8	no payments have been made, actions taken or services rendered by it, or any person acting on its behalf, in respect of the execution of this Deed and the performance of the transactions contemplated by this Deed, that would violate the U.S. Foreign Corrupt Practices Act.

17.2	eBay represents and warrants to Tom Online in the terms of the warranties set out in Schedule 16 (the “EENIS Warranties”).

17.3	The provisions of Schedule 17 shall apply.

17.4	Tom Online represents and warrants to eBay that:

17.4.1	Tom Online will perform all of the services pursuant to Clause 4.2 in a competent and professional manner; and

17.4.2	each member of the Team and each of Tom Online’s staff members will have the proper skill, training and background to perform his or her assigned tasks,

(the “Tom Online Warranties”).

17.5	The EENIS Warranties shall be deemed to be repeated by eBay immediately before Closing with reference to the facts and circumstances then existing and all references therein to the date of this Agreement shall be deemed to be made to the Closing Date.

17.6	The Tom Online Warranties shall be deemed to be repeated by the Tom Online each time Tom Online provides services pursuant to Clause 4.2.

17.7	Each EENIS Warranty and each Tom Online Warranty shall be construed as a separate warranty and shall not be limited or restricted by reference to or interference from the terms of any other warranty or term of this Agreement.

18.	Confidentiality

18.1	Each Shareholder undertakes to the other and to the Company that it will not and will ensure that its respective officers, employees, agents, subsidiaries, other persons under its Control and Affiliates, and the respective officers, employees and agents of each such person, will not during the period of this Deed, and after its termination (for whatever reason):

18.1.1	save in the proper course of the provision of services on behalf of the Company or the relevant Member of the Group, or, in the case of an Affiliate, for the sole purpose of regulatory compliance, use or divulge to any person, or publish or disclose or permit to be published or disclosed, any Confidential Information relating to any Member of the Group or the other Shareholder which it has received or obtained, or may receive or obtain, (whether or not, in the case of documents, they are marked as confidential); and/or

18.1.2	other than as required by the Company and save as specifically allowed herein, retain, duplicate or remove from the premises of any Member of the Group, Confidential Information relating to any Member of the Group or the other Shareholder in whatever form (whether written, or recorded in some other form, or oral) which is supplied by any Member of the Group or the other Shareholder to it or which comes to its notice during the period of this Deed.

PROVIDED THAT the obligations of this Clause shall not apply to:

(i)	the disclosure of Confidential Information which the recipient can reasonably demonstrate is in the public domain through no fault of its own;

(ii)	the disclosure of Confidential Information where the disclosure is required by law, pursuant to a court order or by any recognised stock exchange or governmental or other regulatory body when the Party concerned shall, if practicable, supply an advance copy of the required disclosure to the other Parties and incorporate any additions or amendments reasonably requested by them;

(iii)	the disclosure of Confidential Information in confidence to any professional adviser to any of the Parties for the purposes of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of any other Shareholder or the Company hereunder or pursuant to any of the Ancillary Agreements; or

(iv)	the disclosure of Confidential Information in confidence to or by any adviser to any of the Parties for the purposes of giving or obtaining advice or acting on behalf of the relevant Party in connection with a matter where disclosure of Confidential Information is permitted pursuant to the provisions hereof.

19.	Mutual Co-operation

19.1	Each of the Shareholders agrees that it will use all reasonable endeavours to promote the business and profitability of the Company and of each other Member of the Group.

19.2	Each of the Parties shall do and execute or cause to be done and executed all such acts, deeds, documents and things as may be within its power including in relation to the Shareholders, (without prejudice to the generality of the foregoing) the passing of resolutions (whether by the Board or in general meeting or any class meeting of the Company) to give full effect to this Deed and to ensure that all provisions of this Deed are observed and performed.

19.3

Each of the Shareholders agrees with the other that this Deed is entered into between them and will be performed by each of them in a spirit of mutual co-operation, trust and confidence and that it will use all means reasonably available to it (including its voting power whether direct or indirect, in relation to the Company) to give effect to the objectives of this Deed and to ensure compliance by the Company with its obligations.

20.	Restrictions on Announcements

Each of Tom Online and eBay undertakes that prior to Closing it will not (save as required by law or any applicable regulatory body) make any announcement in connection with this Deed unless the other Party shall have given its consent to such announcement (which consent may not be unreasonably withheld or delayed, may be given either generally or in a specific case or cases and may be subject to reasonable conditions). In the event either Tom Online or eBay or any of their Affiliates is required to make an announcement by law or any applicable regulatory body, that Party shall use reasonable efforts to consult with the other Party in advance as to the form, content and timing of such announcement prior to making any such announcement. Notwithstanding the foregoing, the Parties acknowledge and agree that upon the execution of this Deed, Tom Online and eBay shall make a joint public announcement in connection with the execution of this Deed.

21.	No Partnership

Nothing contained or implied in this Deed shall constitute or be deemed to constitute a partnership between the Parties and save as expressly agreed herein none of the Parties shall have any authority to bind or commit any other Party.

22.	Conflict with Articles of Association

The Shareholders hereby agree that if and to the extent that the Articles of Association or the articles of association or equivalent constitutional documents of any Member of the Group (other than the Company) conflict with the provisions of this Deed, this Deed shall prevail for so long as it is in force to regulate the way in which they exercise their respective voting rights as shareholders of the Company and each Shareholder shall take all such further steps as may be necessary or requisite to ensure that the provisions of this Deed shall prevail.

23.	Remedies

Each Party acknowledges and agrees that if any of them shall breach the warranties, representations, indemnities, covenants, agreements, undertakings, and obligations (the “Agreed Terms”) on each of their parts contained in this Deed or any other agreement entered into pursuant to it, damages may not be an adequate remedy in which case the Agreed Terms shall be enforceable by injunction, order for specific performance or such other equitable relief as a court of competent jurisdiction may see fit to award.

24.	Costs

Each Party shall pay its own costs and disbursements of and incidental to the preparation and execution of this Deed and the Ancillary Agreements.

25.	Assignment

Save as otherwise provided herein, the benefits and obligations conferred by this Deed upon each of the Parties are personal to that Party and shall not be, and shall not be capable of being, assigned, delegated, transferred or otherwise disposed of, save with the written consent of the other Party or an assignment to a permitted transferee of that Party’s Shares which has complied with Clause 9.2.

26.	Entire Agreement

This Deed (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them relating to the subject matter hereof, save as expressly set out in this Deed.

27.	Variation

No variation or amendment to this Deed shall be effective unless by a written instrument(s) signed by an authorised representative of each of the Parties.

28.	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To Tom Online:	Tom Group Agents (UK) Limited
Hutchison House, 5 Hester Road
Battersea, London SW114AN, United Kingdom
Attention: Company Secretary
Fax Number:

With a copy to:	Tom Online:
48th Floor, The Center
99 Queen’s Road Central, Hong Kong
Attention: Angela Mak
Fax Number:

To eBay:	eBay International AG
Helvetiastrasse 15/17, CH-3005 Bern, Switzerland
Attention: Jay Lee
Fax Number: 011-41-31-359-0500

To the Company:	Tom Group Agents (UK) Limited
Hutchison House, 5 Hester Road
Battersea, London SW114AN, United Kingdom
Attention: Company Secretary
Fax Number:

With a copy to:	eBay, Inc.
2145 Hamilton Avenue
San Jose, California, 95125
United States of America
Attention: John Donahoe
Fax Number: 408-376-7514

and with a copy to:	Tom Online:
48th Floor, The Center
99 Queen’s Road Central, Hong Kong
Attention: Angela Mak
Fax Number:

To eBay Inc.:	2145 Hamilton Avenue
San Jose, California, 95125
United States of America
Attention: John Donahoe
Fax Number: 408-376-7514

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address either by registered mail or international courier, as confirmed by a signed acknowledgement of receipt and (b) if given or made by fax, when despatched with a confirmed transmission report.

29.	Waiver

No failure of any Party to exercise, and no delay in exercising, any right or remedy in respect of any provision of this Deed shall operate as a waiver of such right or remedy.

30.	Severability

If any provision or part of a provision of this Deed or its application to any Party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Deed, all of which shall remain in full force and effect.

31.	Counterparts

This Deed may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine with the original executed engrossment to be forthwith put in the mail.

32.	Survival of Provisions

All of the provisions of this Deed shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations which have been fully performed at Closing).

33.	Governing Law and Dispute Resolution

3.1	This Deed shall be governed by and construed in accordance with the laws of England and Wales.

33.2	Any Dispute (except with respect to Negative Brand Impact) shall first be referred to the Chief Executive Officer of Tom Online and the Vice President, Asia Pacific of eBay Inc. for resolution.

33.3	In the event the Chief Executive Officer of Tom Online and the Vice President, Asia Pacific of eBay Inc. are unable to resolve any such

Dispute within thirty (30) days of the date on which such Dispute was referred to them pursuant to Clause 33.2, such Dispute shall be referred for resolution to the Chairman of Tom Online and the President of International Marketplace of eBay Inc.

33.4	In the event the Chairman of Tom Online and the President of International Marketplace of eBay Inc. are unable to resolve such Dispute within thirty (30) days of the date on which such Dispute was referred to them pursuant to Clause 33.3, , such Dispute (except with respect to Negative Brand Impact) shall then be settled by final and binding arbitration in London, England with the LCIA conducted pursuant to the LCIA Rules then in effect, which rules are deemed to be incorporated by reference to this Clause. The arbitration shall be conducted by a panel of three (3) arbitrators, one arbitrator to be appointed by each of the Parties and the third to be appointed by LCIA, in accordance with the LCIA Rules. The language of the arbitration shall be English.

33.5	Notwithstanding the foregoing in this Clause 33, the Parties agree that each Party shall have the right to seek injunctive relief or other interim relief from any court of competent jurisdiction, and this shall not be deemed or construed as incompatible with, or a waiver of, the foregoing agreement to arbitrate.

34.	The Contracts (Rights of Third Parties) Act, United Kingdom

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

IN WITNESS whereof this Deed has been executed by the Parties and is intended to be and is hereby delivered on the date appearing at the head hereof.

Schedule 1

Details of EENIS and EENIS HoldCos

Details of EENIS

1.	Name:	eBay EachNet Network Information Services (Shanghai) Co., Ltd.

2.	Registered number:	Qi Du Hu Pu Zong No. 318984 (Pu Dong)

3.	Address of registered office:	Room 669-15, Building 2, No. 351 Guo Shou Jing Road, Zhangjiang High Technology Park, Shanghai, 201203

4.	Date and place of incorporation:	July 5, 2004, Pu Dong, Shanghai

5.	Registered capital:	USD 35,263,334

6.	Holders of registered capital:	Investor Equity interest held
eBay International AG 100%

7.	Directors:	Yibo Shao, Rajiv Dutta, William Charles Cobb

8.	Legal representative:	Yibo Shao

Details of eBay PRC

1.	Name:	eBay PRC Holdings (BVI) Inc.

2.	Registered number:	Co. No. 1050660

3.	Address of registered office:	P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands

4.	Date and place of incorporation:	September 12, 2006

5.	Authorised share capital:	50,000 shares of 1 class with a par value of US$1.00 each

6.	Issued and paid-up share capital:	1 share

7.	Shareholders:	Shareholder No. of Shares held
eBay International AG 1

8.	Directors:	Lorrie Norrington, Jay Clemens, Rajiv Dutta

Details of eBay BVI

1.	Name:	eBay (BVI) Holdings Inc.

2.	Registered number:	Co. No. 1050661

3.	Address of registered office:	P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands

4.	Date and place of incorporation:	September 12, 2006

5.	Authorised share capital:	50,000 shares of 1 class with a par value of US$1.00 each

6.	Issued and paid-up share capital:	50,000 shares

7.	Shareholders:	Shareholder No. of Shares held
eBay PRC Holdings (BVI) Inc. 50,000

8.	Directors:	Lorrie Norrington, Jay Clemens, Rajiv Dutta

Schedule 2

Closing

On the Closing Date:

1.	The Parties will ensure that a meeting of the Board shall be held to approve and pass resolutions substantially in the form specified in draft minutes in the approved terms;

2.	The Parties will ensure that a meeting of the Shareholders shall be convened and that the resolutions specified in the draft notice of meeting of the Company in the approved terms shall be proposed and passed at such meeting, such proposed resolutions including the adoption of the new Articles of Association referred to in the said resolution 3;

3.	Subject to the resolutions referred to in paragraph 2 above being proposed and duly passed:

(i)	Tom Online shall deliver to the Company an unconditional application in writing for the allotment to it at par of 51 Shares and the Company shall accept such subscription; and

(ii)	eBay shall deliver to the Company an unconditional application in writing for the allotment to it of 48 Shares and the Company shall accept such subscription.

4.	Subject to completion of the matters referred to in paragraph 3 above, the Parties shall ensure that:

(i)	the registered office of the Company shall be situated at Kingston Chambers, Sea Meadow House, PO Box 173, Road Town, Tortola, B.V.I.;

(ii)	[ ], [ ] and [ ] as initial appointees of Tom Online and [ ], [ ] and [ ] as initial appointees of eBay shall be appointed as Directors; and

(iii)	the Parties or their relevant Affiliates who are also parties to the Ancillary Agreements shall enter into the same and the Shareholders shall ensure that the Company does so.

Schedule 3

INTENTIONALLY BLANK

Schedule 4

Deed of Adherence

DATE:

By this Deed we

having our registered office at

of

intending to become a shareholder of [                    ] Limited (“the Company”) hereby undertakes to the Company and each of its shareholders that we shall, with effect from the date of transfer by the transferor shareholder to us of [            ] shares of the Company (the “Transfer Date”) and without prejudice to any liability of the transferor shareholder in respect of any breach by it of its obligations under the Joint Venture Deed dated [                    ] between Tom Online Inc, eBay International AG, eBay Inc., and the Company (the “Joint Venture Deed”) (a copy of which has been delivered to us and which we have initialled and attached hereto for identification) prior to the Transfer Date, assume, perform and comply with each of the obligations of the transferor shareholder under the Joint Venture Deed and to be bound by the terms, restrictions, covenants and obligations thereof from the date of the Joint Venture Deed as if we had been a Party to the Joint Venture Deed in place of the transferor shareholder since the date of the Joint Venture Deed.

IN WITNESS WHEREOF this Deed has been executed by us and is intended to be and is hereby delivered on the date appearing at the head hereof.

THE COMMON SEAL	)

of [ ] Limited	)

was affixed to this Deed	)

in the presence of:	)

Director

Director/Secretary

Schedule 5

INTENTIONALLY BLANK

Schedule 6

Additional Shareholder’s Loan Agreement

Schedule 7

Ancillary Agreements

Site Operations Services Agreement

Professional Services Agreement

Transition Services Agreement

eBay Trademark and Domain Name Assignment Agreement

eBay Trademark and Domain Name Licence Agreement

eBay Technology Licence Agreement

eBay Additional Shareholder’s Loan Agreement

Tom Online Initial Shareholder’s Loan Agreement

Tom Online Additional Shareholder’s Loan Agreement

Tom Online Trademark and Domain Name Assignment Agreement

Tom Online Trademark Licence Agreement

Tom Online Technology Licence Agreement

Schedule 8

Professional Services Agreement

Schedule 9

eBay Trademark and Domain Name Assignment Agreement

Schedule 10

eBay Trademark and Domain Name Licence Agreement

Schedule 11

eBay Technology Licence Agreement

Schedule 12

Tom Online Initial Shareholder’s Loan Agreement

Schedule 13

Tom Online Trademark Licence Agreement

Schedule 14

Tom Online Technology Licence Agreement

Schedule 15

Site Operations Services Agreement

Schedule 16

EENIS Warranties

1.	GENERAL

(a)	The EENIS Warranties are made subject to the provisions of Schedule 17.

(b)	eBay has made available to Tom Online copies of the Disclosed Documents.

(c)	The information contained in the Disclosed Documents is true and correct in all material respects and the Disclosed Documents provided are true and genuine and up-to-date copies of the originals, and there is no omission that would render such information inaccurate or misleading.

(d)	To the best of its knowledge, eBay has, in response to written requests for disclosure from Tom Online, exercised due skill and care in replying, so as to disclose to Tom Online all information within the knowledge of eBay which is relevant to the operation of the Eachnet Site, as it was operated immediately prior to Closing, and which a willing but not anxious buyer would consider to be reasonable, material and relevant to the transaction contemplated by this Deed.

2.	EENIS AND THE EENIS HOLDCOS

(a)	There are no security interests, options, equities, pre-emptive rights, claims or other third party rights or encumbrances over or affecting EENIS or the EENIS HoldCos and there is no agreement to give or create any such interest.

(b)	EENIS and the EENIS HoldCos are not subject to restrictions on transfer other than those under any applicable laws.

3.	CAPACITY; NON-CONTRAVENTION

(a)	eBay is a company incorporated under the laws of Switzerland. As at the date of this Deed, eBay is the sole legal and beneficial owner of EENIS. As at Closing, eBay BVI shall be the sole legal and beneficial owner of EENIS.

(b)	eBay PRC is a limited liability company duly established in the B.V.I. eBay is the sole legal and beneficial owner of eBay PRC.

(c)	eBay BVI is a limited liability company duly established in the B.V.I. eBay PRC is the sole legal and beneficial owner of eBay BVI.

(d)	eBay has obtained or immediately before Closing shall have obtained all corporate authorisations and applicable governmental, statutory, regulatory, third-party or other consents, licenses, authorizations, waivers or exemptions required (i) to empower eBay to enter into this Deed; (ii) to subscribe for forty-eight additional issued shares in the capital of eBay PRC at Closing; (iii) to consent to Tom Online’s subscription of fifty-one issued shares in the capital of eBay PRC at Closing; and (iv) to transfer the entire equity interest in EENIS to eBay BVI, as contemplated by this Deed.

(e)	This Deed will, when executed and delivered, constitute legal, valid and binding obligations of eBay and be enforceable in accordance with its terms.

(f)	Entry into this Deed by eBay and eBay’ performance of the obligations hereunder will not violate or conflict with the provisions of the constitutional documents, of eBay, or result in violation or breach of any applicable laws or regulations in any relevant jurisdiction or amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any relevant jurisdiction.

4.	EENIS AND THE EENIS HOLDCOS

(a)	As at the date of this Deed, no third party or regulator’s consents, approvals or waivers is required with respect to the subscription by eBay for new issued shares in the capital eBay PRC at Closing.

(b)	The subscription by eBay for new issued shares of eBay PRC in accordance with this Deed will not violate or conflict with the provisions of the constitutional documents of the eBay PRC or any contract to which eBay PRC is a party to, or result in a violation or breach of any applicable laws or regulations in any jurisdiction or amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any relevant jurisdiction.

(c)	As at the date of this Deed, eBay is the only registered legal owner of the entire equity interest in EENIS and has the right to transfer the equity interest in EENIS to eBay BVI. No third party or regulator’s consents, approvals or waivers other than consent from eBay and the approval of the Shanghai Foreign Investment Commission is required with respect to the transfer of the entire equity interest in EENIS by eBay to eBay BVI.

(d)	The transfer of the equity interests in EENIS from eBay to eBay BVI after the approval of the Shanghai Foreign Investment Commission has been obtained as contemplated by this Deed will not violate or conflict with the provisions of the constitutional documents of EENIS or any contract to which EENIS is a party to, or result in a violation or breach of any applicable laws or regulations in any jurisdiction or amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any relevant jurisdiction.

5.	GOOD STANDING

(a)	EENIS is duly organised and validly existing under the laws of the PRC and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

(b)	Each of the EENIS HoldCos is duly organised and validly existing under the laws of the B.V.I. and has full corporate power and authority to carry on its business as a holding company as it is now being conducted. eBay PRC owns no property or assets other than the issued shares in the capital of eBay BVI. eBay BVI owns no property or assets other than the equity interests in EENIS to be transferred to eBay BVI before Closing.

(c)	eBay has delivered to the Tom Online true and complete copies of the constitutional documents. As at the date of this Deed, the constitutional documents are in full force and effect. All legal and procedural requirements and other formalities concerning the constitutional documents have been duly and properly complied with in all material respects.

(d)	The corporate particulars of EENIS and the EENIS HoldCos as set out in Schedule 1 are true, complete and correct as of the date hereof and will be true, complete and correct as of the Closing Date.

6.	ACCOUNTS

(a)	The EENIS Accounts give a true and fair view of the state of affairs of EENIS at the day when the account record was prepared (“Accounting Day”). These records were prepared in accordance with PRC GAAP applied on a basis consistent with past practice and fairly reflect the operation of the business of EENIS.

(b)	To the best of eBay’ knowledge, other than as contemplated by, or in respect of any transactions contemplated by, this Deed and the Ancillary Agreements, since the Accounting Day:

(i)	there has been no material adverse change, taken overall, in the financial or trading positions of EENIS and, during that period, the businesses of the EENIS have been carried on in its normal course;

(ii)	all transactions between EENIS and between eBay or its Affiliates have been on arm’s length terms;

(iii)	no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by EENIS that has a value or involves expenditure in aggregate in excess of US$50,000 or is of a term longer than one (1) year;

(iv)	EENIS has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of US$50,000;

(v)	no debtor has been released by EENIS on terms that it pays less than the book value of its debt (except for any early repayment of debt at a discounted rate calculated at a fair market value) and no debt in excess of US$50,000 owing to EENIS has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(vi)	no change has been made in terms of employment, including pension fund commitments, by EENIS (other than those required by law, except as set forth in the Disclosure Letter ; and

(vii)	no resolution of the members of the EENIS has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business or annual general meetings and the execution, delivery and performance of this Deed, the Ancillary Agreements and the transactions contemplated hereunder and thereunder).

(c)	Other than as contemplated by, or in respect of any transactions contemplated by, this Deed and the Ancillary Agreements, as at the date of this Deed neither eBay PRC nor eBay BVI has:

(i)	entered into any contract or commitment;

(ii)	acquired or disposed of, or agreed to acquire or dispose of, any business or any asset (other than the shares in eBay BVI in the case of eBay PRC and the equity interests in EENIS in the case of eBay BVI);

(iii)	employed any person; or

(iv)	passed any resolution of its members whether in general meeting or otherwise (other than resolutions relating to its incorporation, routine business or annual general meetings and the execution, delivery and performance of this Deed, the Ancillary Agreements and the transactions contemplated hereunder and thereunder).

7.	ACCOUNTING AND CORPORATE RECORDS

(a)	The accounting records of EENIS relevant to the preparation and audit of its statutory accounts are in all material respects up to date, complete and accurate and reflect, in accordance with statutory requirements and PRC GAAP, the assets and liabilities and all material transactions entered into by it.

(b)	All statutory books, minutes books and register of members of EENIS and other records, together with all documents of title and executed copies of all existing agreements which are necessary for the proper conduct of the business of EENIS to which EENIS is a party:

(i)	are up-to-date and have been properly and accurately maintained in all material respects;

(ii)	comprise in all material respect complete and accurate records of all information required to be recorded therein;

(iii)	are in the possession or under the control of EENIS, together with all documents as are by law required to be attached thereto.

(c)	All statutory books, minutes books and register of members of the EENIS HoldCos:

(i)	are up-to-date and have been properly and accurately maintained in all material respects;

(ii)	comprise in all material respect complete and accurate records of all information required to be recorded therein; and

(iii)	are in the possession or under the control of the relevant EENIS HoldCo, together with all documents as are by law required to be attached thereto.

(d)	All particulars, returns, resolutions and other documents required by law to be filed or registered with or delivered to any governmental authority in respect of EENIS and the EENIS HoldCos have been duly and correctly filed, registered or delivered in all material respects.

8.	ASSETS

(a)	Ownership

Each of the assets material to the business of EENIS included in the accounting records of EENIS provided to the Company is the absolute property of EENIS, other than such accounting records provide otherwise. Those assets are not the subject of any lien or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing), other than as provided in the accounting records.

(b)	Adequacy of Assets

(i)	The assets of EENIS and services to which EENIS has a contractual right include all assets and services necessary for the carrying on of the business of EENIS in the manner in which it is currently carried on; and

(ii)	other than those assets or services provided to EENIS by eBay, EENIS does not depend in any material respect upon the use of assets owned by, or facilities or services provided by any Affiliates of eBay.

(c)	Conditions

All the material assets and equipment used by EENIS:

(i)	are in a good state of repair (usual wear and tear excepted) and have been maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

(ii)	are capable of being used for the purposes for which they were acquired or are retained; and

(iii)	are not dangerous.

(d)	Cash

(i)	on 31 October 2006, EENIS has cash of RMB183,969,971.97;

(ii)	on 31 October 2006, eBay PRC has cash of zero and eBay BVI has cash of zero; and

(iii)	since the date referred to in paragraphs (i) and (ii) above, the cash balances of EENIS and the EENIS HoldCos respectively have not been reduced by any payments except as otherwise disclosed in the Disclosure Letter.

(e)	Insurance

(i)	All insurance policies maintained at present by or on behalf of EENIS are in full force and effect and all premiums due and payable under such influence have been paid in full. To the knowledge of eBay, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or which would have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.

(ii)	No claim is outstanding by EENIS under any such policy of insurance and, to the best knowledge of eBay there are no circumstances likely to give rise to such a claim.

9.	DEBTS

(a)	EENIS has not received any notice to repay any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

(b)	EENIS has not received any demand or other notice requiring the payment or repayment of any borrowing or indebtedness of the nature of borrowing of EENIS before its originally stated maturity.

(c)	So far as eBay is aware, there has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment of any financial indebtedness of EENIS or to enforce any security given by EENIS.

(d)	EENIS has no indebtedness to eBay or eBay’ Affiliates or any other third party.

(e)	None of the EENIS HoldCos has any indebtedness to eBay, eBay’ Affiliates or any other third party.

10.	CONTRACTUAL MATTERS

(a)	Other than this Deed and the Ancillary Agreements and any transactions contemplated hereunder and thereunder, and except as specified in the documents listed in the Disclosure Letter, there is not outstanding any agreement or arrangement to which EENIS is a party:

(i)	which, by virtue of the sale and purchase of the shares in eBay PRC and the equity interests in EENIS as contemplated hereunder, is likely to result in either: (1) any other party being relieved of any obligation or becoming entitled to exercise any right of termination or any right of pre-emption or (2) EENIS being in default under any such agreement or arrangement or losing any benefit, right or licence material to EENIS’ business which it currently enjoys or in a liability or obligation of EENIS being materially created or increased;

(ii)	which was entered into otherwise than in the ordinary course of business;

(iii)	which was entered into otherwise than at arm’s length;

(iv)	which is of a long term nature (a long term nature meaning that the agreement or arrangement is not capable of performance within its terms within twenty-four (24) months after the date on which it was entered into or undertaken or cannot be terminated on less than twelve months’ notice);

(v)	which is a bid, tender, proposal or offer which, if accepted, would result in EENIS being committed to any agreement or arrangement of a kind described in paragraph 10(a)(iv) of this Schedule 16;

(vi)	which contains a non-compete obligation or restrictive covenant in any form restricting the business activities of EENIS;

(vii)	which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of EENIS now or at any time in the future;

(viii)	which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by EENIS in respect of the obligations or solvency of any third party;

(ix)	pursuant to which EENIS has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its accounting record provided to the Company;

(x)	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which EENIS is a party;

(xi)	any power of attorney given by EENIS or any other authority which would enable any person not an officer of or employed by EENIS to enter into any contract or commitment on behalf of EENIS;

(xii)	which involves or is likely to involve expenditure by EENIS in excess of US$50,000 (or its equivalent in another currency); or

(xiii)	which establishes any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement to which EENIS is a party.

(b)	EENIS is not in material default under any material agreement or arrangement to which it is a party and, so far as eBay is aware, there are no circumstances likely to give rise to such a default.

(c)	So far as eBay is aware, no party with whom EENIS has entered into any agreement or arrangement is in material default under it and there are no circumstances likely to give rise to such a default.

(d)	No distributor, supplier, customer, licensor or licensee of EENIS has ceased to deal with EENIS or has indicated in writing an intention to cease to deal with EENIS (other than in the ordinary course of business) during the twelve months preceding the date of this Deed, either in whole or in part, and as far as eBay is aware, there is no reason to believe any such person is likely to cease to deal with EENIS or to deal with them on a smaller scale as a result of the implementation of the transactions hereunder.

(e)	There is not outstanding any guarantee, indemnity or surety by EENIS in respect of any obligation of any third party.

11.	LITIGATION AND REGULATORY MATTERS

(a)	There is no pending or existing demand, claim, suit or arbitration against EENIS or the EENIS HoldCos (except as specified in the Disclosure Letter).

(b)	Each of EENIS and the EENIS HoldCos has obtained all licences, permissions, authorisations and consents required for the carrying on of its business in the places and the manner in which such business in now carried on (other than a national internet information services permit issued by the Ministry of Information Industry in the case of EENIS). Such licences, permissions, authorisations and consents are in full force and effect. eBay has no knowledge of any circumstances which indicate that any of such licences, permissions, authorisations or consents will or are likely to be revoked or not renewed in whole or in part. To the knowledge of eBay, none of EENIS and the EENIS HoldCos is in material breach of, or material default under, any such licenses, permissions, authorisations or consents.

(c)	No governmental or official investigation or enquiry concerning EENIS or the EENIS HoldCos is in progress or to eBay knowledge pending. eBay has no knowledge of any circumstances which are likely to give rise to any such investigation or enquiry.

(d)	EENIS and the EENIS HoldCos have conducted their businesses and corporate affairs in accordance with their respective memorandum and articles of association, by-laws or other equivalent constitutional documents in the relevant jurisdictions and in all material respects in accordance with all applicable laws and regulations of the relevant jurisdictions, and to eBay knowledge, neither EENIS nor any of the EENIS HoldCos is in violation of or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction in which it is resident or operates or is incorporated.

(e)	To the best knowledge of eBay, all transactions undertaken by EENIS or the EENIS HoldCos have been carried out in accordance with all applicable laws and regulations.

12.	EMPLOYMENT

(a)	Employees

All employees are employed on terms consistent with the [summary of terms] set out in the Disclosure Letter, and EENIS has not entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on EENIS to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind generally applicable to its employees at any future date.

(b)	Employment agreement and termination

(i)	no outstanding liability has been incurred by EENIS for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and

(ii)	no gratuitous payment has been made or benefit given (or promised to be made or given) by EENIS in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of EENIS.

(c)	Compliance

(i)	EENIS has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, terms and conditions of employment, and legally binding orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any trade union.

(ii)	Based on all gross wages and all compensation paid to all employees, EENIS has complied with all applicable PRC laws and regulations in declaring such wages and compensation to relevant governmental authorities, and in withholding and paying all taxes and social insurance contributions to PRC tax authorities and other governmental authorities based on such wages and compensation paid to all its employees.

(d)	Incentive Scheme

As of the Closing Date, EENIS does not have in existence (and is not proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees, nor is EENIS under an obligation to contribute to any such scheme.

(e)	Redundancies

EENIS has not given notice of any redundancies or lay offs or started consultations with any trade union or employees’ representatives regarding redundancies, lay offs or dismissals.

(f)	Effect of sale

(i)	To the best knowledge of eBay, no officer or senior employee of EENIS intends to resign as a result of the acquisition of EENIS by eBay PRC or other performance of the terms of this Deed, except as set out in the Disclosure Letter.

(ii)	No management personnel would be entitled to give notice as a result of the sale and purchase of EENIS.

13.	TAXATION

(a)	All liabilities, whether actual, deferred, contingent or disputed, of EENIS for or in respect of taxation whether incurred as principal, agent or trustee, have been paid/are fully provided for or (as appropriate) disclosed in the Disclosure Letter and no such liabilities which are not so provided for or (as appropriate) disclosed exist. All other warranties relating to tax or taxation matters set out in this paragraph 13 of this Schedule 16 are made without prejudice to the generality of this paragraph 13(a) of this Schedule 16.

(b)	EENIS has not been involved in any transaction which has given or may give rise to a liability to taxation on EENIS other than the tax on normal trading entered into in the ordinary course of business; EENIS has not made a payment which will not be deductible for profits tax or income tax purposes, either in computing the profits of EENIS or in computing the profits tax or income tax chargeable on EENIS.

(c)	EENIS has duly made all returns, given all notices and supplied all other information required to be supplied to any relevant tax authority with taxing power over it or its assets and has maintained all records required to be maintained for tax purposes; all such information was when made complete and accurate in all material respects and all such returns and notices were when made complete and accurate in all material respects and were made on the proper basis and EENIS is not and has not during the last one (1) year been the subject of any dispute with or investigation by any relevant tax authority.

(d)	Each of EENIS and the EENIS HoldCos has complied with all applicable ordinances, statutes, regulations and other legislation relating to taxation in the jurisdiction in which it operates and has kept and retained all records and documents appropriate or requisite for the purpose of any such legislation.

(e)	Neither EENIS nor the EENIS HoldCos has within the past three (3) years (or, if later, since the date of its incorporation) paid or become liable to pay, and there are no circumstances by reason of which it is likely to become liable to pay, any penalty, fine, surcharge or interest in relation to taxation.

(f)	EENIS has not entered into any transaction the sole or main purpose of which was the avoidance or deferral or reduction of tax by EENIS, that may be challenged, disallowed or investigated by any relevant tax authority or that may lead to an audit or non-routine visit by any relevant tax authority and which in the event of any such challenge, investigation, audit or non-routine visit, may not be respected by any relevant tax authority.

14.	INTELLECTUAL PROPERTY

(a)	All intellectual property rights owned by EENIS as disclosed in the Disclosure Letter and which are required to carry on the business of EENIS in the manner in which it is currently carried on are either owned or adequately licensed for use by EENIS. ENIS

(b)	The intellectual property rights transferred or to be transferred to EENIS pursuant to this Deed remain owned by EENIS.

(c)	eBay is not aware of any claim by any third party which disputes the intellectual property right of EENIS.

(d)	Confidential Information

Where information of a confidential nature has been developed or acquired by EENIS for the purposes of its business in the two (2) year period prior to the date of this Deed, such information (except insofar as it has fallen into the public domain through no fault of EENIS has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. eBay is not aware of any breach of such confidentiality obligations by any third party.

(e)	The EENIS HoldCos do not own any intellectual property rights.

15.	INFORMATION TECHNOLOGY

(a)	To eBay’ best knowledge, the computer systems used by EENIS are either owned by, or adequately licensed or leased to, EENIS. EENIS is not in default under the licences or leases and there are no grounds on which they might be terminated.

(b)	To eBay’ best knowledge, the computer systems used by EENIS have not failed to any material extent and the data which they process has not been corrupted.

(c)	EENIS has taken precautions to preserve the availability, security and integrity of its computer systems and the data and information stored on the computer systems.

(d)	To eBay’ best knowledge, EENIS has not authorised a third party to modify, reverse engineer or create derivative works of software or systems included in the computer.

(e)	There are no circumstances in which the ownership, benefit, or right to use the computer system used by EENIS may be lost by virtue of the sale and purchase of the equity interest in EENIS by eBay to eBay PRC.

Schedule 17

Limitation of Liability

In this Schedule 17, the following words and expressions shall have the following meanings:

“Claim” means any claim by Tom Online in respect of breach of any of the EENIS Warranties;

“Losses” means all losses, liabilities, costs, actions, proceedings and claims;

“Representative” means, with respect to a particular person, any director, officer, employee, agent, adviser or other representative of such person;

“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, asset values or other reference and statutory, governmental or state impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and all penalties, charges, costs and interest relating thereto; and

“Tax Claim” means an EENIS Claim relating to the Tax warranties set out in paragraph 13 of Schedule 16.

1.	Time Limits

eBay shall not be liable in respect of any Claim unless notice of such Claim is given in writing by Tom Online to eBay (stating in reasonable detail the specific matters in respect of which the Claim is made and, so far as practicable, the amount claimed) before:

1.1	(in the case of a Tax Claim) the second anniversary of the Closing Date; or

1.2	(in respect of all other Claims) the first anniversary of the Closing Date,

2.	Financial Limits

2.1	Maximum Aggregate Liability

The maximum aggregate liability of eBay in respect of all Claims shall be limited to an amount equal to US$15,000,000.00.

2.2	Minimum Liability

eBay shall not be liable in respect of any Claim unless the aggregate amount of all Claims exceed US$1,000,000

3.	Disclosure

The EENIS Warranties are made and given subject to the other provisions of this Agreement and the following disclosures or deemed disclosures:

3.1	all facts, matters and information set out, referred to or disclosed in or by this Agreement, the Ancillary Agreements, the Disclosed Documents, and the Disclosure Letter and every document disclosed in the Disclosure Letter;

3.3	all matters relating to any Member of the Group which have been published publicly or which would be disclosed by a search or enquiry at any governmental or regulatory authority or agency which has been or ought reasonably to have been searched or enquired of by a prospective purchaser of EENIS;

and eBay shall not be liable in respect of any of the EENIS Warranties in relation to any fact, matter or information so disclosed.

4.	Other Limitations

eBay shall not be liable in respect of any Claim:

4.1	if and to the extent that reasonable provision or reserve is made for the matter giving rise to the Claim in the EENIS Accounts;

4.2	to the extent that the same would not have occurred but for:

4.2.1	any voluntary act, omission or transaction of Tom Online, its Affiliates, the Company, EENIS or any of their respective Representatives after Closing;

4.2.2	any voluntary act, omission or transaction carried out by or on behalf of eBay, the Company or EENIS before Closing at the request of Tom Online;

4.2.3	the passing of, or any change in, after the date of this Deed, any law (including its interpretation or application), rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including, without prejudice to the foregoing, any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax (in each case whether or not the change purports to be effective retrospectively in whole or in part); and

4.2.4	any change in the accounting or Tax policy, bases or practice of Tom Online, the Company of EENIS introduced or having effect after Closing; and

4.3	to the extent that any Losses arising from such Claim are covered by an insurance policy in force on the date of this Deed or would have been covered if such insurance policy had been maintained beyond the date of this Deed.

5.	Mitigation of Loss

Tom Online shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any Claim.

6.	Related Benefits

In assessing any damages or other amounts payable in respect of a Claim, there shall be taken into account any related savings or other net benefits which become available to EENIS, the Company, Tom Online or any of their respective Affiliates.

7.	Conduct of Claims

7.1	Notification

If any of Tom Online, the Company or EENIS becomes aware of any matter that may give rise to a Claim, Tom Online shall give notice of that fact as soon as practicable to EBay but any failure to give such notice shall not affect the rights of Tom Online except to the extent that eBay is prejudiced by such failure.

7.2	Investigation by eBay

Without prejudice to the validity of the Claim or the alleged Claim in question, Tom Online shall allow, and shall procure that the Company and EENIS allow, eBay and its Representatives to investigate the matter or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim and for such purpose, Tom Online shall give, and shall procure that the Company and EENIS give, all such information and assistance, including access to the premises and the right to the examine and copy or photograph any assets, documents and records as eBay or its Representatives may reasonably request.

7.3	Third Party Claim or Liability

If the Claim in question is a result of, or in connection with, a claim by or liability to a third party, then:

7.3.1	no admission of liability shall be made by or on behalf of Tom Online, the Company or EENIS and the claim shall not be compromised, disposed of or settled without the consent of eBay;

7.3.2	eBay shall be entitled at its own expense and in its discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of Tom Online, the Company or EENIS and to have the conduct of any related proceedings, negotiations or appeals, subject to Tom Online, the Company or EENIS (as the case may be) being indemnified by eBay as to all reasonable costs and expenses which Tom Online or the Company (as the case may be) may incur by reason of any such action; and

7.3.3	Tom Online shall give, and shall procure that the Company and EENIS shall give, all such information and assistance, including access to the premises and the right to the examine and copy or photograph any assets, documents and records as eBay or its Representatives may reasonably request, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, comprising or contesting any such claim or liability. eBay shall keep all such information confidential and shall use it for the purpose of the claim in question.

8.	Prior Receipt

If, before eBay pays an amount in discharge of any Claim, Tom Online, the Company or EENIS recovers or is entitled to recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the Claim, Tom Online shall procure that before steps are taken against eBay under this Deed, all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in such recovery and less any Tax attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the Claim) shall pro tanto reduce or satisfy (as the case may be) such Claim.

9.	Subsequent Recovery

If eBay pays an amount in discharge of any Claim and Tom Online, the Company or EENIS subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party, and is entitled to retain, a sum which is referable to the subject matter of the Claim and which would not otherwise have been received by Tom Online, Tom Online shall pay, or shall procure that the Company or EENIS pays (as applicable), to eBay an amount equal to (a) the sum recovered from the third party (less any reasonable costs incurred in such recovery and less any Tax attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the Claim) or (b) if less, the amount previously paid by eBay to Tom Online less any Tax attributable to it.

10.	No Double Recovery

None of Tom Online, the Company nor EENIS shall be entitled to recover from eBay more than once in respect of the same damage suffered, and accordingly, eBay shall not be liable in respect of any breach of EENIS Warranty if and to the extent that the Losses are or have been included in another claim under this Deed (including under the indemnity in Clause 11.5.

Schedule 18

INTENTIONALLY BLANK

Schedule 19

Platform Launch Criteria

Schedule 20

Transition Services Agreement

Schedule 21

Tom Online Trademark and Domain Name Assignment Agreement

Exhibit I

Eachnet Domestic Business Operations and Cross Border Business Activities

The above diagram and the information contained therein is for purposes of identifying the conduct of the domestic and cross-border business pre-migration and for identifying the intent of the parties with respect to the sharing of revenue from this business pre-migration.

Post-migration the above diagram and the information contained therein shall have no impact or applicability on the definition of the domestic and cross-border businesses contained in the diagram below.

Exhibit II

eBay XBT Site and the Platform

Each description set forth below is a general overview, as opposed to an exhaustive list, of the functionality of each of the eBay XBT Site and the Platform. The description sets forth the basic principles that will govern the operation of the eBay XBT Site and the Platform, and the Parties have agreed to and acknowledge these principles. Further functionality on the Platform or the eBay XBT Site shall not be inconsistent with these principles.

eBay XBT Site

1)	eBay will maintain a PRC site to focus on sellers wishing to engage in export sales from the PRC. This site will have the following features:

a.	Registration: Will allow for registration of users.

b.	Listings: Buyers will NOT have the ability to browse listings on this site—actual listings will appear to buyers on eBay’ international sites. This site will facilitate export listings on eBay’ other international sites through specialized education and information on export selling, and tailored customer service for export-based sellers.

c.	Marketing: It is the understanding and intention of both parties that transactions between PRC based buyers and PRC based seller should primarily occur on the Platform. The XBT Site will only market to PRC-based sellers for export-based sales activity and will make reasonable efforts to discourage transactions between PRC based buyers and PRC based sellers, provided that such steps will not require any process reengineering or expenditure for the development of filtering software or other such preventatives measures. If the volume of transactions between PRC based buyers and PRC based sellers on the XBT site becomes significant, eBay will take appropriate steps to reduce such amount.

d.	Language: Will be in English and Chinese.

e.	Support for the Company’s Domestic Business:

i.	Prominent links to the Platform

ii.	Inclusion of information on the Company’s Domestic Business

f.	Currency: None of the listings (other than listing fees, feature fees, FVF, SIF, advertising/membership/service fees, etc. which may be charged in RMB) on the eBay XBT Site and eBay’ International sites will contain prices referenced in RMB or allow for payment in RMB

2)	When a user types ebay.cn in the URL address bar, it will arrive at the XBT Home Page which will include the following features:

a.	Information and navigation control only: The XBT Home Page will contain, among other things, information explaining clearly to users the differences between export sales and domestic sales. It will also feature a link to a FAQ section for users seeking additional information about export sales from the PRC and domestic sales within the PRC. The XBT Home Page will feature a conspicuous navigational link to the Platform for users interested in domestic sales, and this link will be prominently located above the fold of the XBT Home Page and will include a concise explanation of the purpose of this link.

b.	Registration; No item listings: The XBT Home Page will allow registration or feature a link for user registration but will NOT contain or display any item listings.

Platform

3)	Platform will focus on PRC-based sellers and buyers wishing to engage in domestic trading activity within the PRC only. This site will have the following features:

a.	Marketing: Will only market to PRC-based sellers and buyers for the Domestic Business. Marketing activity will be limited to the PRC.

b.	Language: Will be in Chinese only.

c.	Shipping: Only shipping to destinations within the PRC will be offered.

d.	Support for eBay’ Cross Border Business:

i.	Prominent links to the eBay XBT Site

ii.	Inclusion of information on eBay’ Cross Border Business

f.	Framing: The content of the Platform will not, in any case, appear as framed pages.

Exhibit III

Agreed Approach for Obtaining an ICP Licence

•	eBay intends to record ebay.cn URL as the primary (hosting) URL for the new eBay XBT Site

•	the Joint Venture Co-Brand to be used by the Company in respect of the Business conducted at the Platform will be “TOM ” and “Tom Eachnet”. The Joint Venture Operational URL will be eachnet.tom.com.

•	the Company will register the Joint Venture URL and the Joint Venture Trademark which can be used only in the PRC and only for supporting the Company’s ICP licence

•	the Company will create a new ICP company (via the entrustment method) and obtain a new ICP licence

•	the Company will record the Joint Venture URL under the new ICP licence

Exhibit IV

Business Plan

Exhibit V

Platform and Technology Plan

Exhibit VI

Migration Plan

Exhibit VII

eBay Information Security Exhibit

Exhibit VIII

EENIS Employee Severance and Retention Plan

Exhibit IX

Disclosure Letter

Exhibit X

Disclosed Documents

Exhibit XI

INTENTIONALLY BLANK

Exhibit XII

EENIS Balance Sheet

THE COMMON SEAL	)
of TOM ONLINE INC.	)
was affixed to this Deed	)
in the presence of:	)

Director

Executed as a Deed by	)
EBAY INTERNATIONAL AG	)
in the presence of:	)

Director

Executed as a Deed by	)
eBay Inc.,	)
solely for the purpose of giving	)
the undertakings in Clause 10)
in the presence of:	)

[Signature Page for Joint Venture Deed]

Executed as a Deed by	)
EBAY PRC HOLDINGS (BVI) INC.	)
in the presence of:	)

Director

[Signature Page for Joint Venture Deed]